EXHIBIT 10.1

FIRST AMENDMENT AND RESTATEMENT OF
ROCK OF AGES CORPORATION
KEY EMPLOYEES DEFERRED SALARY PLAN

    This amended and restated Key Employees Deferred Salary Plan is hereby adopted this 6th day of April, 2006, but effective January 1, 2005, by Rock of Ages Corporation, a Delaware corporation with its principal place of business at 369 North State Street, Concord, New Hampshire 03301 (hereinafter referred to as the "Company").

WITNESSETH:

    WHEREAS, the Company, having heretofore created a non-qualified, unfunded deferred compensation plan (hereinafter referred to as the "Plan") for the benefit of designated key employees of the Company, now desires to amend said Plan in certain respects to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the U.S. Treasury Regulations from time to promulgated thereunder (the "Regulations");

    NOW THEREFORE, in consideration of the premises, the Company does hereby amend and restate the provisions of the Plan as follows, effective January 1, 2005:

ARTICLE I

Definitions

    1.1.    "Account" shall mean the Deferred Salary Account created for the benefit of each Participant pursuant to Article II hereof.

    1.2.    "Beneficiary" shall mean an individual, trust or other entity designated as such by a Participant from time to time pursuant to 5.2 hereof.

    1.3.    "Board" means the Board of Directors of the Company, or any committee thereof to which the administration of this Plan may lawfully be delegated pursuant to the Bylaws of the Company.

    1.4.    "Company" means Rock of Ages Corporation, any affiliate thereof, or successor company thereto pursuant to Section 8.8 hereof.

    1.5.    "Disability" means (a) as to Pre-2005 Accounts, complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed by the Company when such Disability commenced; and (b) as to Post-2004 Accounts, if an Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less that twelve (12) months, or (ii) is by reason of any such impairment receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. All determinations as to the date and extent of Disability of any Participant shall be made by the Board, upon the basis of such evidence as the Board deems necessary and appropriate.

    1.6.    "Employee" means any person, including an officer of the Company (whether or not he or she is also a director thereof), who is employed by the Company on a full-time basis, who is compensated for such employment by a regular salary and who, in the opinion of the Board, is a key employee of the Company in a position to contribute materially to its continued growth and development and to its future financial success. The term "Employee" does not include persons who are retained by the Company only as directors, consultants or independent contractors.

    1.7.    "Participant" means an Employee who is participating in this Plan in accordance with its terms.

    1.8.    "Plan Year" means the calendar year or portion thereof during which the Plan is in effect.

    1.9.    "Post-2004 Account" means an Account (or subaccount thereof) established with respect to sums deferred or credited and/or becoming vested and nonforfeitable after December 31, 2004, including interest credited thereto as provided in Section 3.3 hereof.

    1.10.    "Pre-2005 Accounts" means an Account (or subaccount hereof) established with respect to sums deferred and credited hereunder and becoming vested and nonforfeitable prior to January 1, 2005, including interest credited thereto as provided in Section 3.3.

    1.11.    "Retirement" means a severance from employment with the Company upon or after attaining age sixty (60).

    1.12.    "Specified Employee" means a Participant who is a "key employee," within the meaning of Section 416(i) of the Code (without regard to Section 416(i)(5) thereof), of the Company, provided its stock is publicly traded on an established securities market or otherwise, as determined in accordance with applicable Regulations. For purposes hereof, a Participant is a Specified Employee of the Company with respect to a given Plan Year if, at any time during the twelve (12) month period ending on the September 30 next preceding the commencement of said Plan Year (the "identification date," for purposes of Section 409A of the Code and the Regulations thereunder), he or she is (a) an officer of the Company having an annual compensation from the Company greater than One Hundred Thirty-Thousand Dollars ($130,000), subject to adjustment as provided in Section 416(i)(1)(A) of the Code and provided that no more than fifty (50) Employees (or, if lesser, the greater of three (3) or ten percent (10%) of the Employees) shall be treated as officers for this purpose; (b) a five percent (5%) owner of the Company; or (c) a one percent (1%) owner of the Company having an annual compensation from the Company greater than One Hundred Fifty Thousand Dollars ($150,000).

    1.13.    "Termination Date" shall mean the date of a Participant's separation from service with the Company, by reason of death, Disability, Retirement or otherwise.

ARTICLE II

Participation

    Participation in the Plan shall be limited to such Employees of the Company as may be from time to time designated by the Board in its sole discretion, either by name or by job title or description; provided that (a) all Participants shall be drawn from the select group of management and highly-compensated employees, within the meaning of Section 2520.104-23(d) of the U.S. Department of Labor Regulations; (b) no more than fifty (50) employees, each of whom is an "accredited investor" within the meaning of Rule 501 of the Securities Act of 1933, as amended, will be entitled to become Participants under the Plan; and (c) no Employee will be eligible to participate unless he or she shall have fulfilled all of the following requirements as of the time he or she begins to participate:

            (1)    the Employee has attained age fifty-five (55);

            (2)    the Employee is an executive officer of the Company;

            (3)    the Employee has completed a minimum of ten (10) years of continuous service with the Company; provided that this requirement may be waived by the Board in its sole discretion in the case of any Employee who had attained age sixty (60) as of the effective date of this Plan and is otherwise eligible to participate; and

            (4)    the Employee's annual base salary (excluding bonuses, deferred compensation (other than deferred salary pursuant to this Plan), fringe benefits and other non-cash compensation) exceeds Two Hundred Thousand Dollars ($200,000); provided that effective January 1, 2003 and on each January 1 thereafter said Two Hundred Thousand Dollar ($200,000) amount shall be adjusted to reflect the average percentage change in the base salaries of all officers of the Company.

Once an Employee is designated as a Participant in accordance with the provisions hereof, he or she shall remain eligible to participate for as long as he or she remains an Employee of the Company.

ARTICLE III

Deferred Salary Elections and Participant Accounts

    3.1.    Deferral Notices; Timing and Effect. Each Participant, by filing a Deferral Notice in a timely manner as prescribed herein, may irrevocably elect to defer not more than One Hundred Thousand Dollars ($100,000) of his or her annual compensation from the Company for future distribution in accordance with the provisions of this Plan. Each Deferral Notice shall specify a fixed percentage or a fixed dollar amount of compensation to be deferred in accordance with the terms of this Plan, and shall otherwise be in form and substance satisfactory to the Company, signed by the Participant and delivered to the Company only at the times specified in this Plan. The initial Deferral Notice filed by a Participant in accordance with this Section 3.1 must be delivered by the Participant to the Company no later than thirty (30) days after first becoming eligible to participate in the Plan, and shall be effective with respect to compensation otherwise payable to the Participant on or after the first day of the month following the month during which such Deferral Notice is delivered to the Company. Any other Deferral Notice must be delivered prior to the commencement of the Plan Year in which the services to which the compensation to be deferred pertains are to be performed. A Deferral Notice will continue in effect until terminated or modified by a subsequent Deferral Notice. Any subsequent Deferral Notice shall only apply to compensation otherwise payable to the Participant with respect to services performed by the Participant in a Plan Year subsequent to that in which such subsequent Deferral Notice is delivered to the Company.

    3.2.    Deferred Salary Accounts. The Company shall create for each Participant a Deferred Salary Account for the purpose of recording that Participant's accumulated Deferred Salary benefits under this Plan. Where appropriate, such Account shall consist of two subaccounts: a Post-2004 Account and a Pre-2005 Account. Deferred Salary as specified in the applicable Deferral Notice shall be credited by the Company to the Deferred Salary Account of the Participant in question. Each Participant's Deferred Salary Account shall be deemed credited, on the date or dates for payment of compensation in accordance with the Company's normal practices, with a dollar amount equal to (a) the Participant's total Deferred Salary election for the calendar year, divided by (b) the total number of dates for payment of compensation during the calendar year with respect to the particular Participant. The aggregate Account balances shall be and remain part of the general unrestricted assets of the Company, and shall be available for investment and use by the Company in the day-to-day conduct of its business unless and until such time as such Accounts or portions thereof are distributed or made available to Participants as deferred compensation benefits in accordance with Articles V and VI hereof. No present or former Participant, nor any Beneficiary thereof, shall have any right, title or claim in or to any specific assets of the Company, but only a claim against the Company as a general, unsecured creditor thereof to the extent of the undistributed portion of his or her vested Deferred Salary Account in accordance with the terms and conditions hereof. No Participant may in any manner pledge, hypothecate, assign or otherwise transfer, encumber, alienate, anticipate or borrow against his Account or any benefit, credit or contribution under this Plan until such time as the same shall have been distributed in accordance with the provisions of Article VI hereof.

    3.3.    Interest Credited to Participant Accounts. Interest at the rate of twelve percent (12%) per annum shall be credited on a monthly basis to each Participant's Deferred Salary Account based upon the Participant's Account balance as of the close of each calendar month, until said Account balance is fully distributed pursuant to Articles V and VI hereof.

    3.4.    Annual Statement of Account. As soon as practicable after the close of each calendar year, the Company shall present to each Participant a statement of his or her Deferred Salary Account showing the credit thereto at the beginning of the year, if any, any additions thereto and/or distributions therefrom, for the calendar year just ended, the Participant's vested interest in his or her Account, calculated pursuant to Article III hereof, and such other information as the Company may deem necessary or desirable. Statements may be presented on a more frequent basis at the option of the Company.

ARTICLE IV

Vesting

    4.1.    Participants' Vested Interests. Subject only to the provisions of Section 4.2 hereof, each Participant's interest in his or her Deferred Salary Account shall at all times be vested and nonforfeitable.

    4.2.    Golden Parachute Payments. Notwithstanding any other provision of this Plan, there shall be forfeited to the Company that portion of the Post-2004 Account of any Participant hereunder which would, if distributed to or received by that Participant and his or her beneficiaries, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, as amended, for purposes of that Section and Section 4999 of the Code, in each case as explicated by U.S. Treasury Regulations promulgated pursuant thereto, regardless of whether the Participant's rights in the same are vested in accordance with Section 4.1 hereof; provided that the Company shall take all reasonable steps in accordance with its normal personnel and compensation policies and procedures to restructure the affected Participant's overall compensation package from the Company in such fashion as to minimize or eliminate the effects of this Section 4.2. Any Deferred Salary Account balance forfeited in whole or in part under this Section 4.2 shall be retained by the Company as part of its general unrestricted assets, and the Company shall not be obliged to re-designate the same as part of the Deferred Salary, nor to reallocate the same to the Accounts of the remaining Plan Participants and Beneficiaries hereunder.

ARTICLE V

Benefits

    5.1.    Retirement. Upon or after Retirement the Participant shall be entitled to receive the entire amount then in his Account in accordance with the provisions of Article VI hereof, and the Participant's right therein shall thereupon be nonforfeitable, subject only to the provisions of Section 4.2 hereof.

    5.2.    Death. Upon the death of a Participant prior to complete distribution of his or her Plan Account, the entire amount credited to his or her Account, subject only to the provisions of Section 4.2 hereof, shall be paid in accordance with the Participant's election pursuant to Section 6.1 hereof to one or more individuals or trusts designated as Beneficiaries in writing by the Participant on forms to be supplied by the Company. Said designation shall be made initially by each Participant within thirty (30) days after first becoming eligible to participate in the Plan. Such designations may be periodically reviewed and updated by the Participant, in accordance with applicable laws and regulations including, without limitation, the Code, and specifically as to Post-2004 Accounts, Section 409A thereof and the Regulations. Notwithstanding the above, however, if no such designation is in effect and on file with the Company at the date of the Participant's death, said amount shall be payable to the surviving spouse of the Participant, provided that at the time of Participant's death no proceedings for divorce or legal separation are pending, in accordance with the Participant's election pursuant to Section 6.1 hereof, but if no such election is in effect or on file with the Company, in accordance with the surviving spouse's election pursuant to Section 6.1 hereof. However, if the Participant dies with no surviving spouse, or if proceedings for divorce or legal separation from the spouse are pending at the time of Participant's death, said amount shall be paid to his or her living descendants, per stirpes, or, if none, to equally his or her living parents, or, if none, to his or her estate, in any case pursuant to Section 6.1(c) hereof, subject to a term certain of ten (10) years.

    5.3.    Disability. An expressed purpose of this Plan is to provide additional compensation for Participants and their Beneficiaries in the event of disability. Accordingly, a Participant shall be deemed to have reached Retirement on the last day in any calendar month in which he or she is deemed to have suffered a Disability, and shall be entitled to and shall be paid benefits as provided in Section 5.1 hereof.

    5.4.    Other Separation from Service. If a Participant separates from service with the Company for any reason other than those set forth in Sections 5.1 through 5.3 hereof (regardless of whether his or her status as an Employee of the Company is also terminated), the Participant shall be entitled to receive the entire amount credited to his or her Account, subject to the provisions of Section 4.2 hereof, in which case distribution shall be made in the manner prescribed for such distributions in Article VI hereof. Said amount shall be distributed to the Participant, and/or to his or her Beneficiaries in the event of death subsequent to termination, commencing upon the earliest date that the Participant would have been eligible for Retirement had he or she not separated from service with the Company to that date. Notwithstanding the foregoing, the Company may in its sole discretion elect to make full or partial payment in a lump sum at the time of termination of participation or at any time or times thereafter, but only if and to the extent permitted by applicable laws and regulations including, without limitation, the Code and, specifically as to Post-2004 Accounts, Section 409A thereof and the Regulations.

ARTICLE VI

Distribution of Benefits

    6.1.    Methods of Distribution. Upon becoming entitled to distribution of his or her Deferred Salary Account in accordance with Article V hereof, the Participant or his or her Beneficiaries shall be paid the amount credited to the Participant's Account as of the date he or she ceased active participation in the Plan, plus interest credited on the undistributed Account balance thereafter, pursuant to Section 3.3 hereof. Said amount shall be payable as provided herein, as elected in writing by the Participant on forms to be supplied by the Company. Such election shall be made initially by each Participant within thirty (30) days after first becoming eligible to participate in the Plan. Such designations may be periodically reviewed and updated by the Participant, in accordance with applicable laws and regulations including, without limitation, the Code, and specifically as to Post-2004 Accounts, Section 409A thereof and the Regulations. Notwithstanding the above, however, if no such election is in effect and on file with the Company at the time of the Participant's death, said amount shall be paid in the manner prescribed in Section 5.2 hereof. In all other cases said amount shall be payable as follows:

            (a)    Interest only on the undistributed Account balance as credited, at the rate provided in Section 3.3 hereof, payable monthly, quarterly or annually for the life or life expectancy of the Participant or the joint lives or life expectancies of the Participant and his or her spouse, with distribution of the remaining Account balance to occur upon the death of the Participant or of the latter to die of the Participant and his or her spouse; or

            (b)    As provided in paragraph (a) hereof, but subject to a term certain of not less than ten (10) nor more than twenty (20) years with respect to such payment of interest only; or

            (c)    Level payment amortization of the Participant's Account balance as of the commencement of payments, plus interest on the undistributed Account balance at the rate provided in Section 3.3 hereof, over any of the time periods available under paragraphs (a) and (b) hereof.

            (d)    In such other form of payment as may be determined by the Board in its sole discretion, provided a timely election is filed by the Participant as prescribed herein and by applicable laws and regulations.

Notwithstanding any other provision hereof, in the event of a distribution of benefits pursuant to Section 5.1 or 5.4 hereof to a Participant who is a Specified Employee, distribution of such Participant's Post-2004 Account shall commence on the earlier of (A) six (6) months after the date of separation from service, or (B) the death of the Employee. In such event, the initial distribution of such Post-2004 Account shall, provided the Participate so elects in a timely manner as prescribed herein and by applicable laws and regulations, include a lump sum payment of interest accrued on such Account pursuant to Section 3.3 hereof during the period from separation from service until the date of such initial distribution.

The method of distribution hereunder shall only be subject to change by the Company (i) with the consent of the affected Participants, or that of their Beneficiaries if and as applicable; and (ii) if and to the extent permitted by applicable laws and regulations including, without limitation, the Code and, specifically as to Post-2004 Accounts, Section 409A thereof and the Regulations.

    6.2.    Payment Procedures. All payments provided for by this Plan shall be made in conformity with the regular payroll procedures in use by the Company at the time of payment. Notwithstanding any of the provisions hereof, the Company may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable federal, state or other law, and may transmit such withheld amounts to the applicable taxing authority. The undistributed portion of any deferred compensation payable hereunder shall at all times be subject to set-off for any and all debts owed to the Company by the Participant or his or her estate and Beneficiaries.

ARTICLE VII

Plan Administration

    7.1.    General. The Company shall be the Plan Administrator of this Plan, and as such shall have full power and discretionary authority to administer the operation of the Plan and to interpret, construe and apply the provisions thereof. The Plan Administrator may delegate responsibilities for the operation and administration of the Plan by written agreement with the person or persons to whom such responsibilities are so delegated. The Plan Administrator is hereby designated as the agent of the Plan for service of legal process. Decisions concerning the identification of employees and positions within the Company to be covered by the Plan shall be made by the Compensation Committee of the Board. Within the framework of the foregoing, no officer, director or employee of the Company exercising policy-making or administrative functions with respect to the Plan, either individually or in concert with others, shall have any voice in any decision directly affecting his or her own Deferred Salary Account or the determination, distribution or administration thereof.

    7.2.    Benefit Application and Appeals Procedure. The Participant or his or her Beneficiaries under this Plan shall make application for Deferred Salary payments and have his or her application reviewed under the following procedure:

            (a)    The applicant shall apply for such payments by filing a written request with the Plan Administrator upon a form to be furnished by the Plan Administrator for such purpose. The applicant shall submit to the Plan Administrator a death certificate or such other documents as may be required by the Plan Administrator to verify the application prior to payment. Any failure to comply with this requirement within a reasonable time (not less than sixty (60) days following the date of request) may, within the discretion of the Plan Administrator, terminate such applicant's right to benefits hereunder.

            (b)    If an application is wholly or partially denied the Plan Administrator shall furnish the Participant with written notice of the denial within ninety (90) days of the date the original application was filed (or, if later, the date that all additional information required to process the application was received by the Plan Administrator). This notice of denial shall provide (1) the reason for the denial, (2) specific reference to pertinent Plan provisions on which the denial is based, (3) a description of any additional information needed to perfect the application and an explanation of why such information is necessary, and (4) an explanation of the Plan's benefit application and claims procedures.

            (c)    The Participant shall have sixty (60) days from receipt of the denial notice in which to make written application for review by the Plan Administrator. The Participant may request that the review be in the nature of a hearing. The Participant shall have the right (1) to representation, (2) to review pertinent documents, and (3) to submit comments in writing.

            (d)    The Plan Administrator shall issue a decision on such review within sixty (60) days (one hundred twenty (120) days if a hearing is requested and held) after receipt of an application for review as provided in paragraph (c), which decision shall be final and binding upon all parties.

ARTICLE VIII

Miscellaneous Provisions

    8.1.    Limited Liability. Except as expressly provided herein, nothing contained in this instrument shall be construed to commit the shareholders, officers or Board of Directors of the Company or the Company itself to any liability for any payment now or hereafter to any Participant or to his or her Beneficiaries.

    8.2.    No Expansion of Employee Rights. This Plan shall not be considered a guarantee of employment to any Participant hereunder for any period of time whatsoever, and the inclusion of any Participant in the Plan does not insure his or her retention as an employee of the Company or of his or her continued participation in this Plan, except with respect to amounts previously credited to his or her Deferred Salary Account, subject to the provisions of Article IV hereof.

    8.3.    Termination and Amendment. The Company reserves the right from time to time to terminate or amend in whole or in part any or all of the provisions of the Plan by resolution of its Board of Directors, such termination or amendment to become effective as of the date specified by the Board of Directors in said resolution; provided that this Plan may not be so terminated or amended as to any Participant or his or her Beneficiaries after deferred compensation benefits have been accrued to that Participant's Deferred Salary Account in such a manner as to reduce, modify or terminate such benefits to the said Participant or his or her Beneficiaries, without their written consent, subject to the provisions of Article IV hereof.

    8.4.    Captions. All article and section headings and captions in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions set forth.

    8.5.    Other Benefits, Agreements and Contracts. Nothing contained herein shall in any way limit any Participant's right to participate in or benefit from any employee pension or welfare benefit plan or program for which said Participant is or may otherwise become eligible by reason of his or her employment; provided, however, that no award, credit or distribution of Deferred Salary or other benefits or payments hereunder shall be deemed to be or treated as compensation for the purposes of calculating contributions, benefits or payments under any of said plans or programs. This Plan shall not be deemed to replace or supplant any agreement or contract of employment between the Company and any Participant, whether oral or written, but shall be considered a supplement thereto.

    8.6.    Insurance and Other Corporate Assets. If the Company shall acquire an insurance policy, annuity contract or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that no Participant or Beneficiary shall have any right with respect to, or claim against, such policy, contract, or asset, except as expressly provided by the terms of such policy or contract, in the title to such other asset or in any separate agreement or understanding concerning the same. Such policy, contract, or asset shall not be deemed to be held under any trust for the benefit of any Participant or his or her Beneficiaries, or to be held in any way as collateral security for the fulfillment of the obligations of the Company under this Plan, except as may be expressly provided by the terms of such policy, contract, in the title to such other asset or in any separate agreement or understanding concerning the same, all of which shall otherwise be and remain general, unpledged and unrestricted assets of the Company.

    8.7.    Governing Law. This Plan shall be governed and construed in accordance with the laws of the United States of America and, to the extent not preempted thereby, those of the State of New Hampshire. The Merrimack County, New Hampshire Superior Court and the United States District Court for the District of New Hampshire shall be deemed the sole convenient and appropriate forums for the litigation of all suits, actions and claims arising herefrom.

    8.8.    Binding Effect. This Plan shall be binding upon the Company and its successors and assigns, and upon each Participant and his or her estate, heirs, assigns and Beneficiaries, unless and until terminated or amended by the Company as provided herein. In the event the Company becomes a party to any merger, consolidation, reorganization or other transaction resulting in any change in the ownership or control of the Company, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest unless and until so terminated or amended, subject to the provisions of Article IV hereof.

    8.9.    Severability. In the event any provision of this Plan shall be held invalid, unenforceable or illegal by any administrative body or by a court of competent jurisdiction, as sustained on appeal; or by any governmental, legislative or other action, then said provision shall be null, void and of no effect in its application hereto and such action shall not invalidate or render unenforceable any other provision hereof.

    8.10.    Gender and Number. All words herein denoting gender shall be deemed to refer to the feminine, masculine or neuter, singular or plural, as the context and facts require such construction.

    8.11.    Missing Payees; Notices. Each current and former Participant and each Beneficiary must file with the Administrator from time to time in writing his or her post office address and each change of post office address. The Company shall not be required to search for or locate a current or former Participant or Beneficiary. All notices, statements or other communications required or permitted to be given pursuant hereto shall be in writing and shall be hand delivered or sent by U.S. Mail or private express company, postage prepaid, addressed to the party in question at his or her last known address, and when so given shall be deemed delivered for all purposes on the date of delivery, if hand delivered, or on the date of mailing, if mailed.

    8.12.    Nonalienation of Benefits. Benefits payable under this Plan shall not, to the full extent permitted by applicable law, be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to being actually received by the person entitled to the benefit under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void; provided, however, that benefits payable hereunder are subject to set-off as provided in Section 6.2 hereof.

    IN WITNESS WHEREOF, the Company has caused this amended and restated Key Employees Deferred Salary Plan to be executed as of the day and year first above written.

COMPANY:
ROCK OF AGES CORPORATION

By: /s/ Charles M. Waite Charles M. Waite, Chairman- Compensation Committee

EXHIBIT 10.6

EMPLOYMENT AGREEMENT
(Richard M. Urbach)

    This Agreement made this 15th day of September, 2004, by and among ROCK OF AGES CORPORATION, a Delaware corporation, with a principal place of business at 772 Graniteville Road, Graniteville, Vermont 05641 ("Company"), and RICHARD M. URBACH ("Employee") residing at 524 Rockland Drive, Pittsburgh, Pennsylvania 15239.

FACTUAL BACKGROUND:

    A.    Employee has been Regional Operations Manager of Rock of Ages Memorials, Inc. and has been an employee of the Company's wholly-owned subsidiary, Rock of Ages Memorials, Inc. since November 1999 pursuant to an Employment Agreement dated November 4, 1999 (the "Prior Agreement"). Company and Employee now wish to continue Employee's employment in a new position as Regional Vice President/Western Region, reporting to the President/COO of the Memorials Division of the Company, with principal responsibility for supervising, coordinating and developing retail sales and operations for the Western region, (the "Position") along with such other duties and responsibilities as Company may assign to Employee; and Employee wishes to accept such employment subject to the terms and conditions of this agreement.

    B.    Company and its direct and indirect subsidiaries, affiliates, parent and successors and assigns are sometimes herein referred to as the "ROAC Corporate Group."

    C.    Company and the ROAC Corporate Group quarry and manufacture granite memorials, monuments and other granite products, perform services related thereto; and market and sell granite, marble, bronze and other memorials and monuments, burial lots, crypts, niches and products related thereto, and services related to such products both at wholesale and retail in the United States and in various foreign countries (Company's "Business" or "Restricted Business") and have accumulated valuable and confidential information including trade secrets and know-how relating to technology, manufacturing procedures, formulas, machines, marketing plans, sources of supply, business strategies and other business records.

    D.    The agreement by Employee to enter into the covenants contained herein is a condition precedent to the continued employment of Employee in the Position, Employee acknowledges the same and that his execution of this agreement is an express condition of his continued employment; and that said covenants are given as material consideration for such employment and the other benefits conferred upon him by this agreement.

    E.    As used herein the term "Company" shall refer to Company and where applicable to any direct or indirect subsidiary or affiliate of Company for which Employee may from time to time be performing services under this agreement.

    NOW, THEREFORE, in consideration of such employment and other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

    1.    Employment. Company agrees to employ Employee, and Employee accepts employment in the Position, reporting to the President/COO of the Memorials Division of the Company, all upon the terms and conditions hereinafter set forth.

    2.    Duties and Policies.

            (a)    Duties. The Employee agrees to devote his full time and best efforts to his employment duties in the Position, subject to the rights of Company in the second sentence of this Section 2(a), and to such other duties as may be assigned to him from time to time by Company. Company reserves the right in its sole discretion to request Employee to perform no duties for it under this agreement from time to time or at any time for such periods of time during the Term as it in its sole discretion may determine and in the event Company takes such action, Employee will thereafter not be eligible for any further increases in his Annual Base Salary or for any bonuses until Company requests, if ever, Employee return to active work.

            (b)    Policies. Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by Company from time to time and provided to Employee in writing.

    3.    Term. The term of this agreement (herein the "Term") shall be five (5) years, beginning on the date hereof, unless terminated earlier as hereinafter provided.

    4.    Compensation. For all services to be rendered by Employee in any capacity hereunder, the Company shall pay Employee the following:

            (a)    Salary. The Company shall pay Employee an annual base salary of One Hundred Thirty Thousand Twelve Dollars ($130,012) less withholding and other taxes required by federal and state law (the "Annual Base Salary"), payable in equal monthly installments, or as otherwise required by law. Any increases in Annual Base Salary shall be in the sole discretion of the Company, it being understood such increases are not guaranteed, but are subject to Employee's job performance and the determination of the Company, in its sole discretion, to award such salary increases to Employee. Salary increases are not contemplated until January 2006.

            (b)    Bonus. Employee may also be awarded a bonus or bonuses from time to time during the Term at such time, if any, as the Company may determine, in its sole discretion, to award such bonuses.

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    5.    Fringe Benefits. During the term of this agreement, Employee shall be entitled to participate in such fringe benefits as, from time to time, may be applicable to the Company's similarly situated employees, subject to the terms and conditions of such fringe benefit plans. The Employee's "Initial Fringe Benefits" include those listed on EXHIBIT 5 attached hereto and incorporated herein by reference. The Initial Fringe Benefits may be phased out and terminated and the Company may substitute for the Initial Fringe Benefits such different and/or additional fringe benefits as the Company from time to time, after the date hereof, makes available for the Company's similarly situated employees.

    Fringe benefits as used in this section do not include cash compensation, stock options or other compensation. The Company reserves the right to modify, eliminate or change fringe benefits in its discretion. Fringe benefits provided to Employee will, however, generally be not less advantageous to Employee than those provided by Company to its similarly situated employees.

    6.    Termination.

            (a)    Termination because of Death or Total Disability. This Agreement will terminate automatically upon the date of Employee's death or Total Disability. The Employee shall be deemed to have incurred a Total Disability:

                (i)    if Company maintains a long-term disability policy in effect for the benefit of Employee, on the date when the Employee shall have received total disability benefits under said policy for a period of six (6) months;

                (ii)    if no such long-term disability insurance policy is in effect, on the date when the Employee suffers from a physical or mental disability of such magnitude and effect that the Employee is unable to perform the essential functions of Employee's assigned position with or without reasonable accommodation and such disability continues during a period of twelve (12) continuous or non-continuous months within eighteen (18) month period beginning on the first day of the month period beginning on the first day of the month in which the first day of disability occurs;

                (iii)    if Employee illegally uses drugs and, as a result, performance of his duties and/or employment with Company is in any way impaired; or

                (iv)    on the date when Employee receives more than 12 weeks of payments under the Social Security Act because of determination by the Social Security Administration that Employee is totally disabled.

3

Total Disability as set forth in subsections (ii) or (iii) above shall be deemed to have occurred upon the written certification to Company thereof by the Employee's personal physician, which certification may be requested in writing by Company. If the Employee does not have a personal physician or refuses to consult with his personal physician, Company may select a licensed physician, board-certified in internal medicine or family practice, at Employee's cost, to examine the Employee, which physician shall, for purposes hereof, be deemed to be the Employee's personal physician; provided, that if the Employee refuses to be examined by this deemed personal physician within thirty (30) days after the physician's appointment by Company, then the Employee may at Company's election be conclusively presumed to have become Totally Disabled as of the close of such thirty (30) day period. If Company disagrees with the opinion of the Employee's personal physician, then Company may select a second licensed, board-certified physician, at Company's cost, to examine the Employee. If said two (2) physicians disagree as to whether Employee is Totally Disabled, then the personal physician and this second physician shall then select a third licensed, board-certified physician, with the cost of this third physician to be split between Employee and Company, to examine the Employee. Upon examination of the Employee by the three (3) physicians, each physician shall render an opinion with respect to the condition of the Employee in regards to his Total Disability, and the opinion of a majority of the physicians shall be binding upon all parties.

        (b)    Termination Without Cause. Subject to the provisions of this Section 6(b), Company shall have the right to terminate this agreement and Employee's employment under this agreement without cause. A termination of this agreement without cause is herein sometimes referred to as a "Termination Without Cause" or as "Terminated Without Cause". If this agreement is Terminated Without Cause by the Company, the Company agrees to pay, and Employee agrees to accept as Employee's sole and exclusive remedy and damages therefor the following: (a) the Company's payment of severance pay based on Employee's Annual Base Salary at the date of termination which will be continued from said date and paid over a period equal to the lesser of the balance of the Term of this agreement or twelve (12) months (the "Severance Pay.) Other than the above Severance Pay, Company and Employee agree that Employee shall not receive and Company will not pay any other compensation or fringe benefits under this agreement after the date of the Termination Without Cause.

        (c)    Termination With Cause. Company may terminate this agreement and the employment of the Employee at any time with Cause and without further notice. Cause for Company's termination of Employee shall include, without limitation, conduct by the Employee which constitutes cause under applicable law or the occurrence of any of the following events: (i) repeated neglect of, inattention to, or failure to timely perform Employee's duties; (ii) excessive absences and/or tardiness; (iii) misappropriation of supplies, equipment, or funds of Company, ROAC Corporate Group or any predecessor to the Company or ROAC Corporate Group (collectively, the "Predecessors"); (iv) insubordination towards directors or officers to whom the Employee reports; (v) repeated discourtesy to, harassment of, or intimidation of employees or customers; (vi) falsification of Company's, ROAC Corporate Group's, or any Predecessor's business or employment records; (vii) illegal use of drugs or abuse of alcohol which in any way affects Employee's performance of his duties and/or employment with the Company; (viii) violation, default or breach of any of Employee's covenants and agreements under this agreement; (ix) the commission by Employee of any criminal activity against Company, ROAC Corporate Group, or any of the Predecessors or their employees, agents and customers, or conduct which the Company's Board of Directors reasonably believes constitutes such criminal activity; or (x) any inappropriate behavior which the Company's Board of Directors reasonably determines will have or has had an adverse affect on the reputation, business, trademarks, trade names and ROA Brands, and/or financial affairs of Company or the ROAC Corporate Group, (any such termination is herein sometimes referred to as a "Termination With Cause" or as "Terminated With Cause"). In the event that Employee's employment is Terminated With Cause or Employee resigns in lieu of such termination, Employee shall only be entitled to be paid any expenses he has incurred prior to the termination and for which he is entitled to reimbursement hereunder, and such pro-rated Annual Base Salary as he may have earned up to the date of termination.

4

        (d)    Termination by the Employee. Employee may resign from employment at any time for any reason and terminate this agreement by giving thirty (30) days' written notice to Company (any such termination is herein sometimes referred to as a "Voluntary Termination") of such intention. In such event, Company may, in its discretion, permit the Employee to work through the notice period or accept the Employee's immediate resignation. In the event of a Voluntary Termination, Employee shall not be entitled to payment of any further Annual Base Salary, compensation or benefits, under the terms of this agreement (including the Severance Pay), provided, however, that the Company shall continue to pay Employee through the notice period unless Employee opts for immediate resignation. Employee shall only be entitled to be paid any expenses he has incurred prior to the date of such resignation and for which he is entitled to reimbursement hereunder, and such pro-rated Annual Base Salary as he may have earned up to the date of termination.

        (e)     Applicability of Covenants. Employee's covenants in sections 7, 8, 9 and 10 of this agreement shall apply notwithstanding any termination under this agreement, and the time periods referenced in section 10 shall run from the later of the date of termination, expiration or resignation, or the date of expiration of the Severance Pay, if applicable.

    7.    Non-Disclosure of Confidential Information. Employee acknowledges that during his employment, he has and will become fully familiar with all aspects of the Company's Businesses and the ROAC Corporate Group's businesses and will obtain access to confidential and proprietary information relating to such businesses. Employee understands, agrees and covenants that such information is valuable and Employee has no property interest in it. Therefore, Employee covenants and agrees that during his employment with Company and the ROAC Corporate Group and thereafter Employee will not use, disclose, communicate or divulge such information to any person not employed by Company and the ROAC Corporate Group or use such information except as may be necessary to perform his duties as an Employee under this agreement. Employee's obligations in this section shall survive the expiration of the Term of this agreement and/or termination of Employee's employment under this agreement for any reason whatsoever.

5

    8.    Non-Solicitation of Employees, Clients and Customers. During the Term of this agreement and for the period of Employee's non-competition covenant set forth in Section 10 hereof, following the termination of this agreement, Employee agrees not to, on his own behalf or on behalf of any other person, corporation, firm or entity, directly or indirectly, solicit or induce any client, customer, employee or sales representative of Company or the ROAC Corporate Group to stop doing business with or to leave any of said companies for any reason whatsoever or to hire any of said companies' employees.

    9.    Return of Property. Upon termination or nonrenewal of this agreement for any reason, Employee agrees to immediately return all Company and ROAC Corporate Group property, whether confidential or not, without keeping any copies or excerpts thereof, including, but not limited to, computers, printers, customer lists, samples, product information, financial information, price lists, marketing materials, keys, credit cards, automobiles, technical data, research, blueprints, trade secrets information, and all confidential or proprietary information.

    10.    Non-Competition Covenant by Employee. Company and the Employee agree that Company is currently engaged in the Restricted Business and Company and the ROAC Corporate Group are engaged in the Restricted Business in all of the states of the United States and in all of the provinces of Canada (herein the territory of all such states and provinces is referred to as the "Restricted Territory") and has hired the Employee to expand and grow the Restricted Business in the Restricted Territory. Accordingly, as a material and essential inducement to Company to continue the Employee's employment in the Position and in consideration of Company's agreements with the Employee under this agreement, Employee agrees that during the Term of this agreement and, if for any reason whatsoever this agreement is terminated, lapses, is not renewed, or if Employee is not employed by the Company after the end of the Term hereof for any reason, or if Employee after the Term remains an Employee of the Company and thereafter ceases to be an employee of the Company, then in any such case, for a period of two (2) years thereafter (and in the case where Severance Pay applies, for a period of two (2) years following the last payment of Severance Pay), Employee will not, in the Restricted Territory, directly or indirectly, in any manner whatsoever:

            (a)    compete with Company, its successor and assigns, or the ROAC Corporate Group, its successors and assigns, in the Restricted Business;

            (b)    engage in the Restricted Business, except as an employee of Company or the ROAC Corporate Group;

            (c)    have any ownership interest in (other than the ownership of less than five percent (5%) of the ownership interests of a company whose stock or other ownership interests are publicly traded) any business entity which engages, directly or indirectly, in the Restricted Business in the Restricted Territory except for any ownership interest owned by Employee during the Term of this agreement, and after termination of this agreement, in the Company or in any member of the ROAC Corporate Group;

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            (d)    contract, subcontract, work for, solicit work from, solicit Company or ROAC Corporate Group employees for, or solicit customers for, advise or become affiliated with, any business entity which engages in the Restricted Business in the Restricted Territory except as an employee of Company or of the ROAC Corporate Group; or

            (e)    lend money or provide anything of value to any entity which engages in the Restricted Business in the Restricted Territory.

    The term "compete" as used in this Section 10 means engage in competition, directly or indirectly, either as an owner, agent, member, consultant, partner, sole proprietor, stockholder, or any other ownership form or other capacity.

    While the restrictions as set forth herein and in Section 10 are considered by the parties hereto to be reasonable in all circumstances, it is recognized that any one or more of such restrictions might fail for unforeseen reasons. Accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as unreasonable in all circumstances for the protection of Company and the ROAC Corporate Group and their interests, but would be valid if part of the wording thereof were deleted, the period thereof reduced, or the range of activities or area dealt with reduced in scope, such restrictions shall apply with the minimum modification as may be necessary to make them valid and effective, while still affording to Company and the ROAC Corporate Group the maximum amount of protection contemplated thereby.

    Employee represents that he has carefully reviewed Employee's restrictive non-competition covenant set forth in this Section 10 and non-solicitation covenant in Section 8 and has determined that these covenants will not impose undue hardship, financial or otherwise, on Employee; that their Restrictive Territory and duration will not impose a hardship on Employee; that they protect Company's and the ROAC Corporate Group's legitimate interests in their investment in Employee and their Restricted Business; and that in Employee's opinion Employee not being able to compete in the Restrictive Territory for the duration of this covenant will not be injurious to the public interest.

    Employee agrees that Employee's breach of his covenants in this Sections 7, 8, 9 and 10 will cause irreparable harm to Company and the ROAC Corporate Group.

    11.    Loyalty. Employee shall devote his full time and best efforts to the performance of his employment under this agreement. During the term of this agreement, Employee shall not at any time or place whatsoever, either directly or indirectly, engage in the Restricted Business or any other profession or active business to any extent whatsoever, except on or pursuant to the terms of this agreement, or with the prior written consent of Company. Employee agrees that he will not, while this agreement is in effect, do any unlawful acts or engage in any unlawful habits or usages which injure, directly or indirectly, Company and its Business or the ROAC Corporate Group and its businesses. Company agrees that if it exercises its rights in Section 2(a) hereof to have Employee perform no duties for it, then during such period of time during the Term as Employee is so not performing his duties, Employee may engage in other employment which does not violate the non-competition covenant in Section 10 and his other covenants in Sections 7, 8, 9, 10 and 11 of this agreement.

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    12.    Governing Law, Jurisdiction and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Vermont.

    13.    Headings. The descriptive headings of the several sections of this agreement are inserted for convenience of reference only and shall not control or affect the meanings or construction of any of the provisions hereof.

    14.    Severability and Violation of Laws. If any provision of this agreement shall be held invalid or unenforceable according to law, such provision shall be modified to the extent necessary to bring it within the legal requirements. Any such invalidity or unenforceability shall not affect the remaining provisions of this agreement, and such remaining provisions shall continue in full force and effect.

    15.    Specific Performance. The Employee hereby agrees and stipulates that it would be impossible to measure in monetary terms the damages which would be suffered by Company in the event of any breach by Employee of Sections 7, 8, 9, 10, 11 and 12 of this agreement. Therefore, if either party hereto shall institute any action in equity to enforce such sections of this agreement, it is agreed that the other party hereto waives any claim or defense that the plaintiff has an adequate remedy at law, and the other party hereto agrees that the plaintiff is entitled to specific performance of such terms of the agreement.

    16.    Notices. Any notice or other communication required or permitted under this agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service for next business day delivery with fee prepaid or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or (iii) above within three days thereafter. Any such notice or communication shall be directed to a party at its address set forth or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this Section.

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For the Company:

Mr. Rick Wrabel
President/COO-Memorials Division
Rock of Ages Corporation
772 Graniteville Road
Graniteville, VT 05641
Telephone: (802) 476 3121
Telecopy: (802) 476 3110

with a copy to:

Michael Tule,
Vice President and General Counsel
Rock of Ages Corporation
369 North State Street
Concord, NH 03301
Telephone: (603) 225-8397
Telecopy: (603) 225-4801

For the Employee:

Richard M. Urbach
524 Rockland Drive
Pittsburgh, PA 15239

    17.    Assignment. The rights and obligations of Company together with its obligations and all of the Employee's covenants and agreements hereunder may be assigned by Company to any third party by operation of law or by contractual assignment; and upon such assignment Company shall be relieved of all of its obligations, agreements, duties and covenants hereunder. The rights and obligations of the Employee under this agreement are not assignable.

    18.    Complete and Entire Agreement. This agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and warranties of the parties as to the subject matter hereof. The Prior Agreement is specifically terminated hereby in all respects and superceded entirely by the terms and provisions of this agreement.

    19.    Amendments. This agreement may be amended, or any provision of the agreement may be waived, provided that any such amendment or waiver will be binding on the parties only if such amendment or waiver is set forth in a writing executed by all parties hereto. The waiver by any party hereto of a breach of any provision of this agreement shall not operate or be construed as a waiver of any other breach.

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    20.    Survival. Sections 7, 8, 9, 10, 11, 12, 13, 15, 16, 17, 18 and 20 shall survive expiration of the Term of this agreement and/or termination of Employee's employment under this agreement.

    21.    Arbitration. The parties agree to submit any claim, action, grievance or controversy (the "Grievance") arising under or out of this Agreement to final and binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. A request for arbitration must be filed with the American Arbitration Association within six (6) months after the grieving party knew or had reason to know of the events giving rise to the Grievance, and a copy of the arbitration request must be served upon the other party in accordance with Section 17. The decision of the arbitrator on any Grievance submitted under this Section 21 will be final and binding on the parties. The cost of the arbitrator and arbitration proceedings shall be borne equally by the parties, and the arbitration shall be conducted in Burlington, Vermont. The parties agree that the arbitrator shall have no authority to add to, subtract from or modify in any way, the terms or provisions of this agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this agreement, all as of the date first written above.

WITNESS:	ROCK OF AGES CORPORATION

/s/ Paul H. Hutchins	/s/ Rick Wrabel Rick Wrabel, President/COO

WITNESS:

/s/ Paul H. Hutchins	/s/Richard M. Urbach Richard M. Urbach

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EXHIBIT 5

Rock of Ages Corporation
Non-Union Employee Benefits Overview

Group Benefits ---------------------------------------

Benefit	Description	When Am I Eligible?	Benefit Paid By

Medical Coverage (for full-time employees	Dual Choice: Indemnity plan with vision care or managed plan with vision care and a dental plan option.	Fist of the month following 30 days of employment.	Rock of Ages pays 83% for the indemnity plan and 95% for the managed plan (88% with the dental plan option

Short-Term Disability (STD) Insurance (for full-time employees)	Provides 60% of base salary for up to 26 weeks. Five day waiting period unless hospitalized.	First of the month following 30 days of employment.	Rock of Ages

Long-Term Disability (LTD) Insurance (for full-time employees)	Continues 60% of base salary after 26 weeks of Short-Term Disability.	First of the month following 30 days of employment.	Rock of Ages

Basic Life Insurance and Accidental Death & Dismemberment (for full-time employees)	Provides term life insurance and ADD at 1 1/2 times salary.	First of the month following 30 days of employment.	Rock of Ages

401k Savings Plan (for permanent employees)	Optional pension benefit allows employee to defer pretax up to 100% of income into a choice of fifteen investment funds.	First of the quarter following one year of employment.	Employee through payroll deduction.

	Rock of Ages matches 25% on the first $1,000 deferred and 10% on deferrals over $1,000	Always 100% vested	Rock of Ages

Retirement Plan (for full-time employees)	Provides you with a monthly income for your retirement, as early as age 55 (100% vesting after 5 years).	After five full years of employment.	Rock of Ages

Merchandise Discount (for all employees and eligible family members)	Provides 50% off wholesale list price of a memorial manufactured at Rock of Ages and a 20% discount on most items at the Barre, Vermont Visitors Center	After your first month of employment.	Rock of Ages

Education Assistance (for all employees)	Provides reimbursement of tuition for successful completion of pre-approved courses related to your job.	After your first month of employment.	Rock of Ages

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Non-Union Employee Benefits Overview
(continued)

Time Away from Work ---------------------------------------

Benefit	Description	When Am I Eligible?	Benefit Paid By

Vacation Pay (for all employees)	Provides paid time off up to one week in the first year, up to two weeks after the first Jan., three weeks after the second Jan. and four weeks after the 15th Jan.	After 8 months of employment.	Rock of Ages

Observed Holidays (for all employees)	Provides paid time off for New Years Day, Town Meeting Day and the day before, Memorial Day, Fourth of July, Labor Day and the day after, Veterans Day, Thanksgiving and the day after, Christmas Day.	After your first month of employment.	Rock of Ages

Sick Days (for all non-exempt employees)	Provides up to 10 days paid time off per year for the illness or injury of the employee only.	After 6 months of employment.	Rock of Ages

Disability Salary Supplement (for full-time employees)	Pays the difference between STD and full salary for a limited period of paid disability.	After your first year of employment.	Rock of Ages

Funeral Leave (for all employees)	Provides up to 5 days paid time off in the event of a death in the immediate family and 1 to 3 days for the death of a close relative.	After your first month of employment.	Rock of Ages

Jury/Witness Duty (for all employees)	Provides up to 30 days paid time off (less jury or witness pay) to serve as a juror or witness when called by the court. Non-court time must be spent on the job.	After your first month of employment.	Rock of Ages

Family and Medical Leave of Absence (for all employees)	Provides unpaid time off to care for employee's newborn or newly adopted child, or for employee's or eligible family member's serious illness or injury.	After your first year of employment.	Not Applicable.

Benefits described in this overview will be provided based on the actual plan provisions maintained by Rock of Ages. Complete benefits details can be found in your Employee Handbook and Group Benefits Notebook, or by calling the Human Resources Department, at 802-476-3121.

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January 2004

ADDITIONAL BENEFITS

CAR. Company car provided by purchase or lease as approved by COO/Memorials Division. All gas, maintenance, insurance and repairs paid by company. Company follows actual IRS audit instructions regarding treatment of personal use of car.

BUSINESS EXPENSES. All ordinary and necessary business expenses are reimbursed in full by the Company based on submission of expense reimbursement forms.

MOVING EXPENSES. Any moving expenses, including the real estate commission on the sale of Employee's house in the Pittsburgh, PA area, closing costs, professional mover fees, , etc., will be reimbursed in full by the Company. Taxable moving expense reimbursements shall be "grossed up" to cover the estimated additional tax liability incurred by Employee as a result of such reimbursements.

CELL PHONE & CALLING CARD. A cell phone and phone calling card will be provided and all usage charges paid by the Company.

AIR TRAVEL. Frequent flyer miles earned are retained by the employee. Employees are expected to fly economy class for domestic flights and personally pay for additional charges for, or upgrades to, first class or business class. International flights are by business class. Exceptions to this policy may be approved by the Chief Executive Officer for special situations.

VACATION. Employee shall be entitled to four (4) weeks of vacation per year. Unused vacation shall not carry over into subsequent years.

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EXHIBIT 10.23

Agreement Between The

GRANITE CUTTER'S ASSOCIATION

and

ROCK OF AGES CORPORATION

Manufacturing Division

April 29, 2006-April 24, 2009

GRANITE CUTTERS

CONTRACT

April 29, 2006 - April 24, 2009

1

AGREEMENT

    This Agreement entered into this 29th day of April, 2006 by and between ROCK OF AGES CORPORATION (the Company) and the GRANITE CUTTERS' ASSOCIATION (the Union).

ARTICLE 1

Term

    1.1    This Agreement shall be effective April 29, 2006, and shall continue in full force and effect through April 24, 2009, and from year to year thereafter, unless either party gives notice to the other, not less than sixty (60) days prior to April 24, 2009, or prior to April 24of any year thereafter, that it desires to alter, amend or terminate any or all of the terms thereof.

ARTICLE 2

Hours of Work

    2.1    Eight (8) hours shall constitute a day's work, five (5) days shall constitute a week's work with Saturday a full holiday. Work shall be regarded as being performed on Saturday only if an employee's shift begins on Saturday. Daily working hours will begin not earlier than 7:00 a.m. and end not later than 3:30 p.m., and any work performed by employees on the first shift prior to 7:00 a.m. or after 3:30 p.m. shall be paid for at time and one-half the regular rate of pay, except as modified pursuant to either paragraph (a) or (b) listed below.

            (a)    Should the Company or Union desire a change of working hours for seasonal conditions it must be agreed by the Company and by a majority vote of the employees represented by the Union and by a majority of employees represented by any other union provided, however, that between January 1 and March 15, an eight (8) hour shift to end no later than 5:00 p.m. may be established for all employees of a saw plant or for the sawyers in a manufacturing plant having a saw which is subject to outdoor weather for periods during which the Company has a reasonable expectation that inclement weather will otherwise adversely affect its operations. On such a special shift, overtime shall be paid before 8:00 a.m. and after 5:00 p.m.

            (b)    If the Company desires to change the regular daily working hours to begin no later than 7:30 a.m. and to end no later than 5:00 P.M. during the period in which Eastern Standard Time is in effect, the Company has the option to make such change if a majority of its employees represented by the Union and a majority of its employees represented by any other local Union, voting separately in a vote conducted by the respective union representatives approve that change in hours. If the daily working hours are changed pursuant to this paragraph, overtime shall be paid before the starting time and after the finishing time of that eight (8) hour shift.

    2.2    Employees are obligated to give notice on the day, as soon as possible, to the Company when they are unable to report for work, stating reason. Failure to provide reasonable notice may be the basis for standard progressive discipline, separate for each day, up to and including discharge.

    2.3    If the Company desires to change the regular lunch period from one‑half (1/2) hour to one hour or vice versa, the Company has the option to make such change if a majority of its employees represented by the Union and a majority of its employees represented by any other union, voting separately, approve that change in hours.

ARTICLE 3

Extra Shifts

    3.1    It is agreed that the employer shall have the privilege of operating three (3) shifts. One (1) shift to be the established working day and to be paid as per Article 4 of this Agreement. The second shift shall be of eight (8) hours duration. In addition to payment for work performed in accordance with Article 4 of this Agreement, employees working on the second or third shift shall receive a shift premium of one dollar and seventy-five cents ($1.75) per hour.

    3.2    In the interests of safety, the Company may require any employee engaged in production work on the floor to work any shift as long as any other person is present on the floor. There must be at least two employees engaged in production work on the floor at all times. A telephone must be readily available on the premises. A single employee may work alone to monitor, correct or restart equipment (including associated work) provided he or she is equipped with a beeper and automatic safety call‑in every 15 minutes unless deactivated by the employee.

    3.3    In assigning employees to work on the second and/or third shifts, the employer shall first seek volunteers with preference being given on the basis of length of service (seniority) with the employer subject to demonstrated ability to perform the work on those shifts. If there are not sufficient volunteers, employees shall be assigned on the basis of inverse seniority, subject to demonstrated ability to perform the work on those shifts.

ARTICLE 4

Wages

    4.1    Minimum Wages

    The following are the minimum wage rates for all journeymen granite cutters, polishers, tool sharpeners, sandblasters and draftspersons in effect during the term of this Agreement:

Effective Date	Rate Per Hour	Rate Per Eight (8) Hour Day

April 29, 2006	$17.60	$140.80
April 28, 2007	$18.20	$145.60
April 26, 2008	$18.80	$150.40

     4.2    Wage Increase

            (a)    Effective April 29, 2006, each employee in the bargaining unit shall receive a wage increase of sixty cents ($.60) per hour.

            (b)    Effective April 28, 2007, each employee in the bargaining unit shall receive a wage increase of sixty cents ($.60) per hour.

            (c)    Effective April 26, 2008, each employee in the bargaining unit shall receive a wage increase of sixty cents ($.60) per hour.

    4.3    Apprentice Wage Rates

        Apprentice wage rates for apprentices employed after April 28, 1997, shall be the following percentage of the applicable journeyman rate:

Start:	70%	After 1 year:	90%
After 3 Months:	80%	After 18 months:	95%
After 6 Months:	85%	After 2 years	100%

    4.4    Infirm Employees

    Employees who through infirmity or other reasons are not able to earn the wage given in this Agreement may work for such wages as may be satisfactorily agreed upon between the Union Business Agent, the employee and the Company. This section shall be administered in compliance with applicable laws governing the employment rights of disabled or handicapped employees.

    4.5    Payment of Wages

            (a)    Wages may be paid by cash or by check in an envelope at the option of the Company. In the event of a default in payment of such check by the Company, such option shall be revoked and payment shall thereafter be in cash. Wages must be paid in full weekly within five (5) working days of the time they become due. Payment to be made during working hours.

            (b)    An employee having once accepted his pay, his rate of pay can only be changed by mutual consent of employee and the Company, the rate in no case to be below the established minimum rate of wages.

            (c)    Any employee discharged shall receive his pay immediately. Any employee leaving shall notify his employer two weeks in advance and, having complied with this requirement and worked the two-week period, shall receive his pay in full (earned vacation and bonus, if any, included) on the regular payday for the week of separation in person (or by mail if preferred by the employee). The employer will provide the employee with a written form that the employee will be asked to sign to confirm notice.

            (d)    The Company shall be required to furnish employees with written information weekly which shall designate the total earnings, total withholdings, number of hours worked at straight time and number of hours at overtime and rate of pay.

    4.6    Report Pay

    In the absence of a notice not to report to work, should an employee report to work and be discharged before work begins or during the first two (2) hours of the day, he or she shall be paid no less than two (2) hours' pay, except in the case of a cutter intentionally or negligently spoiling a stone.

    4.7    Wage Adjustments and Discretionary Management Programs

            (a)    If at any time during the existence of this Agreement a wage increase should be granted, any employee receiving more than the minimum wage as provided in this Agreement shall receive the same wage adjustments but for no reason shall his wages be reduced before making said adjustments. There shall be at least two months notice before any reduction in pay above the bill; the Company will also provide that notice to the Union.

            (b)    The Company has the right to institute, modify and/or withdraw discretionary management programs for the payment of additional compensation in money or benefits beyond that provided by this Agreement without bargaining with the Union. Notice of such discretionary management programs, and any modification or withdrawal of such program, shall be provided to the Union. This clause does not affect the requirement that the Company must negotiate any other changes in the compensation, benefits, or other terms or conditions established by this Agreement.

    4.8    Workers' Compensation

    If an employee has to leave work because of a workers' compensation injury and is unable to return, he or she shall suffer no loss of straight time pay for that day.

    4.9    Jury Duty

    An employee who is required to report for jury duty on a day when he or she otherwise would have worked shall receive a day's regular straight-time pay for up to a maximum of thirty (30) days per calendar year. The Company can require verification of jury duty served. It is understood that if an employee is released from jury duty so that he or she can reasonably report for work at least two hours before the end of his scheduled shift, he or she must report for work on that day. If jury duty commences in the afternoon, the employee shall report to work at the start of his or her shift, and shall leave work at a reasonable time so that the employee can return home, and then travel to court. If an employee reports to work for part of a workday, he or she shall be paid his regular wages for the time worked, and shall be paid the appropriate fraction of a day for jury service. All work done outside of the regular work hours shall be paid at the appropriate overtime rate, regardless of whether part of the day was spent in jury service.

ARTICLE 5

Overtime

    5.1    All work done outside of the regular hours shall be paid at the rate of time and one-half. The Company may schedule two hours of overtime in a regular work day and five hours on Saturday. Any additional overtime shall be subject to the approval of the Business Agent. No employee shall be required to work overtime.

    5.2    The Company shall offer overtime to employees performing that category of work in order of seniority, unless it is demonstrated that the senior employee lacks ability to perform that overtime work. It is understood that the employees will cooperate to assure adequate staffing of the Company's overtime requirements. The Company may assign overtime work on a particular job, without any regard to seniority, to an employee who has previously worked on that job.

    Repeated refusal to work overtime will allow management to offer the overtime to others with less seniority. Management shall issue a notification that the overtime shall be offered to others. The employee's rights to overtime shall be terminated until the employee gives notice that he or she will accept overtime.

    Management should provide reasonable advance notice of overtime. Absent extraordinary circumstances, notice of overtime on Saturday will be provided no later than Thursday at noon.

ARTICLE 6

Holiday Pay

    6.1    Paid Holidays

            (a)    The eleven (11) paid holidays shall be: New Years' Day, the day preceding Town Meeting Day, Town Meeting Day, Memorial Day, July Fourth, Labor Day, Employee Appreciation Day (the Tuesday following Labor Day), Veterans' Day, Thanksgiving Day, Friday after Thanksgiving Day and Christmas Day, and shall be paid regardless of whether the holiday falls on a Saturday or Sunday.

            (b)    The holidays for the term of this contract will be observed in accordance with the holiday calendar attached hereto.

            (c)    Employees who are laid off during either of the weeks in which Town Meeting Day or Thanksgiving falls shall not be eligible for holiday pay in those weeks. Instead, such employees must as individuals report for work on the first work day following the conclusion of any such layoff and such employees may collectively and mutually agree with the Company on days when they will, as a group, take personal days off with pay if they are otherwise eligible for the holiday pay. Such personal days must be taken within thirty (30) days after the first work day following the conclusion of the layoff in question and if mutual agreement is not reached, the employees will receive pay in lieu of any holidays to which they are entitled.

    6.2    Eligibility

            (a)    The employee must have at least thirty (30) working days' accumulated service to be eligible for paid holidays. After completing thirty (30) working days' service, any paid holiday that fell within the thirty (30) working day period becomes payable. If an employee quits before he or she has accumulated thirty (30) working days' service, no holiday pay is due. If he or she is laid off or is discharged through no fault of his own before he or she has accumulated thirty (30) working days' service, any holiday which fell within the period of his employment and discharge becomes due and payable.

            (b)    Subject to 6.1(c), any employee who works to within four (4) working days of a paid holiday and who has thirty (30) working days' accumulated service with the Company and is then discharged or laid off will nevertheless receive the holiday pay.

            (c)    When a holiday falls in an employee's vacation, the employee shall have the option of receiving pay for that day at straight time in addition to vacation day, or taking a personal day at full pay within ninety (90) days of the original date of the holiday.

            (d)    During the week of a paid holiday, the employee must work a minimum of a full scheduled work week excluding the holiday or holidays less one (1) scheduled workday. Exceptions to the above ruling can be made only by prior arrangements with management. Sickness during the week of holiday shall not disqualify an employee if he or she has notified the Company.

            (e)    Apprentices are to be eligible for paid holidays.

            (f)    No employee shall be entitled to the holiday pay as provided in this Article if such employee is not working and is receiving compensation or benefits during such period in which he or she is not working, whether he or she is receiving such compensation or benefits under the State Unemployment Compensation Act, State Workers' Compensation Act, Granite Group Insurance Trust, or from any similar source to which the Company contributes.

    6.3    Holiday Work

    For all work done on Sundays or on the following holidays, double time plus the holiday (if applicable) shall be paid: January First, the day preceding Town Meeting Day, Town Meeting Day, Memorial Day, July Fourth, Labor Day, the Tuesday following Labor Day, Veterans' Day, Thanksgiving Day, Friday after Thanksgiving Day and Christmas Day.

    6.4    In the event of a state or federal law affecting the date on which holidays are celebrated, the parties hereto will negotiate with respect to appropriate changes in this Article with the understanding that the number of holidays shall remain the same as set forth above.

    6.5    Any paid days off to which an employee is entitled under this Article shall include second and/or third shift premiums, as the case may be, if the employee is assigned to such shift on the day(s) for which he or she is entitled to such pay.

ARTICLE 7

Vacations

    7.1    Vacation Period

    The vacation period shall be May 1 to April 30. There shall be a staffing goal of no more than 20% absent for vacation in each GCA category of work at any time.

    The first two weeks of vacation shall be taken in not less than one week segments. Employees shall select the first two weeks of vacation on the basis of the seniority roster in each work area. After all employees have selected the first two weeks of vacation, employees shall select the third and fourth week of vacation on the basis of the seniority roster in each work area. Requests for one-week segments will take priority over requests for single days for the third and fourth week of vacation, regardless of seniority. In all other conflicts in requested dates, seniority shall govern unless the Company can show that the senior employee's presence in the requested period is indispensable. Employees required to report for national guard or similar military duty shall have priority over requests for vacation.

    The Company shall provide a vacation selection form on the first payday an employee works after January 1 of each year. An employee must complete the form by March 1 to preserve seniority privileges for selecting vacation. The form should state that March 1 is the deadline for return of the form, and that failure to complete the form by March 1 will result in loss of seniority privileges for selecting vacation. On approximately February 15, the Company shall post a notice and a reminder with paychecks that failure to complete vacation forms by March 1 will result in loss of seniority rights for selecting vacation. If vacation form is not returned in thirty days with written explanation for rejecting the request, the vacation request is approved.

    An employee shall have the option of taking the third or fourth week's vacation as a bonus on the first payday in December.

    7.2    Vacation Payments

    Payment of vacation pay to employees will be made in advance. If an employee resigns, vacation pay or fraction thereof shall be payable in cash or check on the regular pay day for the week of separation. If an employee is permanently laid off, his vacation or fraction thereof shall be payable in cash or check in the week in which he or she is permanently laid off.

    7.3    Requirements

            (a)    Vacations will be granted to employees who have fulfilled the following requirements prior to May 1:

                    (i)    An employee must have worked ninety percent (90%) of the regular hours worked by the plant during his period of employment for the twelve (12) months preceding May 1, the start of the vacation period, to be eligible for full vacation earned.

                    (ii)    Three‑fifths (3/5ths) of full vacation earned if employee has worked eighty percent (80%) of the plant hours scheduled.

                    (iii)    No vacation earned if employee has worked less than eighty percent of the plant hours scheduled.

                    (iv)    Overtime hours worked shall be included in determining whether an employee has met the requirements of the subsection (i) and (ii).

            (b)    For the purpose of determining whether the requirements above have been fulfilled and in computing the amount of vacation to which an employee is entitled under Section 7.4 below, the following additional rules shall govern:

                    (i)    Time lost due to layoff of thirty (30) calendar days or more, resignation, discharge or strike will not count as time worked or earned, but shall not break industry service should the employee re‑enter the industry except as provided in Section 7.4(e).

                    (ii)    An employee who has been employed by the Company for at least six (6) months shall be credited, with up to a maximum period of one (1) year, time lost by employee's sickness or accident or absence sanctioned by management in writing, as earned time and accordingly the employee will be paid vacation pay.

                    Example: An employee works two (2) years and three (3) months for one employer and then is absent from work for nine (9) months because of sickness. At the end of the nine (9) months' sickness, he or she returns to work. The earned time is three (3) years. If, after receiving vacation pay, he or she then only works another two (2) months, he or she is entitled to two‑twelfths (2/12ths) of two weeks' vacation; six (6) months, six‑twelfths (6/12ths) of two weeks, and so forth.

                    (iii)    Apprentices do not accrue vacation until after completing six months of employment. Once an apprentice completes six months, accrual of vacation time is retroactive to the first day of employment.

    7.4    Amount of Vacation

        Vacations will be granted to employees as follows:

            (a)    First Week. One (1) week's vacation or fraction thereof will be granted employees with less than one (1) year of industry service on May 1 based upon the number of months he or she has been employed in accordance with the table below. This will establish him on a May 1 to May 1 basis for future vacation calculations.

Length of Industry Service		Vacation

1 mo.	1/12 of a week	3.3 hours
2 mos.	2/12 of a week	6.6 hours
3 mos.	3/12 of a week	10.0 hours
4 mos.	4/12 of a week	13.3 hours
5 mos.	5/12 of a week	16.5 hours
6 mos.	6/12 of a week	20.0 hours
7 mos.	7/12 of a week	23.1 hours
8 mos.	8/12 of a week	26.4 hours
9 mos.	9/12 of a week	30.0 hours
10 mos.	10/12 of a week	33.3 hours
11 mos.	11/12 of a week	36.3 hours
12 mos.	1 week	40 hours

11

        (b)    Second Week. Employees with one (1) or more years of industry service on May 1 shall be entitled to two (2) weeks' vacation or any fraction thereof computed in accordance with the following table:

Length of Industry Service		Vacation

1 mo.	1/12 of 2 weeks	6.6 hours
2 mos.	2/12 of 2 weeks	13.3 hours
3 mos.	3/12 of 2 weeks	20.0 hours
4 mos.	4/12 of 2 weeks	26.6 hours
5 mos.	5/12 of 2 weeks	33.3 hours
6 mos.	6/12 of 2 weeks	40.0 hours
7 mos.	7/12 of 2 weeks	46.6 hours
8 mos.	8/12 of 2 weeks	53.3 hours
9 mos.	9/12 of 2 weeks	60.0 hours
10 mos.	10/12 of 2 weeks	66.6 hours
11 mos.	11/12 of 2 weeks	73.3 hours
12 mos.	2 weeks	80.0 hours

        (c)    Third Week. Employees will be granted a third week's vacation or fraction thereof computed on a May 1 to May 1 basis beginning with the second May of his continuous employment in the industry as follows:

2nd May	-	1day	-	8 hours
3rd May	-	2 days	-	16 hours
4th May	-	3 days	-	24 hours
5th May	-	1 week	-	40 hours

(d)    Fourth Week. Employees will be granted a fourth week's vacation computed on a May 1 to May 1 basis beginning with the twenty‑fifth May of his continuous employment with the Company as follows:

21st May	-	1day	-	8 hours
22nd May	-	2 days	-	16 hours
23rd May	-	3 days	-	24 hours
24th May	-	4 days	-	32 hours
25th May	-	5 days	-	40 hours

        (e)    Such vacation (time off) or vacation pay shall be paid at the straight time hourly rate of pay in effect for the employee at time of taking vacation or receiving fractional vacation pay upon separation from employment. In figuring all earned vacation, a percentage of the regular straight time hours worked during the year preceding May 1 will be used to determine the vacation pay. Overtime is not to be used in computing vacation time. Employees may not be forced to use a vacation day for unanticipated absences, unless that is appropriate discipline.

        Vacation pay and vacation bonuses shall include shift premiums for employees regularly assigned to the second or third shifts, as the case may be, when such vacation or bonus pay becomes due and payable. Subject to the advance approval of management (which approval shall not be unreasonably withheld), employees may occasionally take one-half day of vacation. Half-days cannot be scheduled on the annual vacation calendar.

        (f)    For the purpose of this Article, an employee's industry service shall be deemed terminated in the event the employee voluntarily leaves the industry. If an employee on layoff secures work in another field while waiting for an opening in the granite industry, but continues to maintain union membership and contact with the union and applies for industry employment, his service shall not be considered terminated for the purposes of this article until twelve (12) months from the date of layoff.

        (g)    For the purpose of computing vacation pay or fraction thereof, an employee hired on or before the fifteenth (15th) of a month shall be credited with the full pro rata vacation pay otherwise attributable to that month, and an employee hired after the fifteenth (15th) day of a month shall not be credited with any pro rata vacation pay for that month. An employee whose employment terminates on or after the fifteenth (15th) of the month shall be credited with full pro rata vacation pay otherwise attributable to that month. An employee whose employment terminates before the fifteenth (15th) of the month shall not be credited with pro rata vacation pay for that month.

        Example: An employee comes to work on February 13, 1980. On May 1, 1980 he or she has completed three (3) months employment and he or she is entitled to fractional vacation pay of three-twelfths (3/12ths) of one (1) week. On May 1, 1981, the second May of his employment, he or she is entitled to two (2) weeks vacation pay payable at vacation time and one (1) day of vacation pay payable at Christmas. On May 1, 1982, he or she would be entitled to two (2) weeks and two (2) days; May 1, 1983- two (2) weeks and three (3) days; and May 1, 1984-three (3) weeks. It is assumed in this Example that the employee worked at least ninety percent (90%) of the scheduled hours worked by the plant during each of the applicable twelve (12) month periods. If he or she has worked eighty percent (80%) of the time, he or she will receive three-fifths (3/5ths) of the vacation pay otherwise due.

    7.5    Severance of Employment

        A new employee or an employee who is laid off, discharged or quits is to be allowed the vacation benefit to which he or she is entitled under Section 7.4 above, prorated according to his months of service; for example, one (1) month = 1/12th; three (3) months = 3/12ths; ten (10) months = 10/12ths etc.

    7.6    Special Employment

        The vacation pay of employees, who by the specialized nature of their work are employed by two (2) or more employers in the course of the year, shall be paid by each employer in proportion to the time he or she has employed the specialist.

ARTICLE 8

Bereavement Pay/Birth of an Employee's Child

    8.1    Employees shall receive bereavement pay following the death of the relatives listed in this Article, and the funeral and its arrangements occur during the employee's scheduled workday. There shall be five days bereavement leave for the death of a parent, spouse or child/stepchild. There shall be three days bereavement leave for the death of a, brother, sister, stepmother, stepfather, spouse's father, spouse's mother, spouse's stepmother, stepfather, or grandchild. There shall be one day bereavement leave for the death of a grandparent, the grandparent of a spouse, a brother-in law, a sister-in-law or a "significant other." If an interment is postponed to a later date and occurs during the employee's scheduled workday, the employee may take one of the three foregoing days off with pay on the day of interment.

    8.2    Any paid days off to which an employee is entitled under this Article shall include second or third shift premiums, as the case may be, if the employee is assigned to such shift on the day(s) for which he or she is entitled to such pay. Employees who are on vacation when a death occurs will receive the bereavement benefit, and may use the affected vacation days at a later date.

    8.3    An employee will be entitled to a day off with pay for the birth of the employee's biological child or the adoption of a child.

ARTICLE 9

Insurance

    9.1    The Company agrees to provide group insurance to employees and dependents as set forth herein.

    9.2    Benefits

            (a)    The health and welfare plan administered by the Company or its administrator as selected by the Company shall provide for benefits as follows:

                (i)    Group life insurance - $60,000.

        The Group Life Insurance/ADD Benefit shall increase by $5,000 in year two and $5,000 in year three of the contract to a total of $70,000.00.

                (ii)    Sickness and accident insurance-The current sickness and accident insurance benefit is $340.00. The sickness and accident insurance benefit shall be increased by $10 in each year of the contract to a total of $370.00 per week for 52 weeks with a Social Security offset for the last 26 weeks thereof; eligibility commences on the first day of accident or hospitalized sickness and the fifth day of non-hospitalized sickness. If an employee qualifies for sickness and accident insurance because of five (5) days of non-hospitalized sickness and remains qualified for at least one additional week, the Company will pay the employee the benefit described in this Article for the unpaid five‑day qualifying period.

                (iii)    Accidental death and dismemberment insurance-the benefit shall be $60,000.

                (iv)    Paid-up Term life insurance.

                        1. Employees with ten (10) or more years of service retiring on a regular or early retirement pension will be given a fully paid $8,000 life insurance policy. Any employee with ten (10) or more years of service becoming totally disabled will continue to receive coverage for the full amount of life insurance then in effect until he or she becomes substantially employed, as determined by the Company or insurance administrator, at which time the insurance will be eliminated completely; or until age sixty-five (65) when it will be eliminated and replaced by a $8,000 insurance policy that has been fully paid by the Company. The full amount of life insurance shall apply to employees with at least 10 years service, and the amount of insurance shall be prorated down by years of service for employees with less than 10 years of service.

                   (v)   Health Insurance-

                            1.    The Company will provide J or equivalent plan (including vision), with employee contributions of 17% in 2006 and 2007, 18% beginning on January 1, 2008, and 19% beginning on January 1, 2009.

                            2.    The Company will provide VHP or equivalent plan (including vision and dental) with employee contributions of 12% in 2006, 14% beginning on January 1, 2007, 16% beginning on January 1, 2008, and 18% beginning on January 1, 2009.

                            3.    The Company will provide VFP 100 or equivalent plan (including vision) with employee contributions of 15% beginning January 1, 2007, 16% beginning January 1, 2008 and 17% beginning on January 1, 2009.

                            4.    The Company will provide VFP 500 or equivalent plan (including vision) with employee contribution of 3% beginning on January 1, 2007.

                            5.    The Company has the right to rate the health plans separately.

                            6.    Effective immediately, new employees may not enroll in VHP or J plans. If they take health insurance, they must take a VFP plan. They will be eligible to take other plans, if they are offered, after they are with the company for six (6) years.

                            7.    There will be an open enrollment period ending June 1, 2006. After this, employees who are enrolled in the J or VHP plans cannot switch between these two plans, but may switch to a VFP plan when it is available. Once an employee selects a VFP plan, the employee is not eligible for a VHP or J plan.

                            8.    Employees on the VFP may purchase dental by paying 50% of the premium.

                            9.    Employees may choose to opt out of health plans and obtain a monthly stipend of $250.00 through payroll.

                    (vi)    The Company will pay the full premium for health insurance for one month per five years of continuous service (up to a maximum of three months) for retirees, provided they are not eligible for health insurance from another employer.

            (b)    The insurance benefits which are provided shall be described in a brochure which shall be distributed to employees. The terms and conditions under which such benefits are provided are governed by insurance agreements between the Company and its insurance carriers. The Union and the Company shall work together in good faith to help preserve quality benefits, control costs, and provide information to employees.

    9.3    Contributions

        The Company shall continue its contributions for the health insurance coverage, life insurance and accidental death and dismemberment insurance of a laid-off employee for three (3) calendar months (provided the employee makes his contribution if any is required). If the employee is laid off on or before the fifteenth (15th) of a month, that month shall be considered the first of the three months; and if the employee is laid off after the fifteenth (15th) of a month, the following calendar month shall be considered the first of the three months. If an active employee dies, the Company will continue health insurance for the survivor(s) on the employee's health plan for three (3) months at no cost to the deceased employee's family. To keep policies in force, both the Company and employee must pay his share while the employee is off the job because of sickness and accident, strike or lockout or any other suspension in the industry beyond the control of either management or labor.

    9.4    Disability

            (a)    If an employee is permanently and totally disabled, the Company shall continue its contribution for up to six (6) months, as described in the previous section "Contributions." Thereafter, the Company will provide such health insurance contributions (provided the employee makes his contribution, if any is required) for five (5) years from the date when he or she ceased to work due to such disability. At the end of such five (5) year period, the Company shall thereafter continue its contributions for individual coverage only, as long as the employee makes his contribution and is permanently and totally disabled, or until he or she reaches age 65, whichever occurs sooner; provided, that the Company will not make any contributions described in this subsection (a) during any period when the employee or his spouse is employed and group health insurance benefits are available to them, or after he or she reaches age 65. The Company and the Union may amend this subsection in their discretion.

    9.5    Retired Employees. Effective May 2, 1981, any employee who has retired after April 30, 1975 under the provisions of the Barre Belt Granite Employer-Union Pension Plan shall be allowed to continue group insurance coverage in the amount of $3,000 of term insurance, subject to any applicable insurance carrier rules and regulations. The full cost of such coverage will be paid by the retired employee at the group rate applicable to the term life insurance including such insurance for retired employees being provided through the Company. The premium to be paid by such retired employees shall be deducted from the monthly retirement payable to him under the Pension Plan.

    9.6    The Company is authorized to utilize the services of an impartial professional consultant as deemed necessary to advise concerning the proper operation of the insurance program.

    9.7    The parties agree to consider and implement by agreement health insurance cost containment measures with a view to improving and increasing the quality and efficiency of health care.

    9.8    The Company shall provide the Union with any notices threatening or canceling any insurance coverage provided for Union employees under this Agreement. Immediately upon cancellation, the Union and the employees may withhold all services until such time as the insurance has been fully reinstated with retroactive coverage.

ARTICLE 10

Pension Plan Agreement1

    10.1    Merger of the Pension Plan

        The Barre Belt Granite Employer-Union Pension Plan (the "Plan") has merged with and into the Steelworkers Pension Trust (the "Pension Trust") pursuant to the terms of a certain merger agreement (the "Merger Agreement") between the Plan and the Pension Trust, the terms of which are incorporated herein by reference. (Hereafter, the merger of the Plan and the Pension Trust is referred to as the "Merger.")

    10.2    Incorporated Documents

    This Article 10 incorporates by reference the terms of a Merger Agreement between the Plan and the Pension Trust, and the provisions of the documents governing the Pension Trust, including the "UIU Declaration of Trust, Effective December 5, 1997."

    10.3    Contribution Rate

    The month for which the contribution is due is referred to as the "benefit month," and the month prior to the benefit month is referred to as the "wage month." The Employer shall contribute to the Pension Trust each and every benefit month a sum of money equal to $1.55 per hour for each hour worked by all Covered Employees during the wage month. The pension contribution shall increase by $.05 in year two and by $.05 in year three of the contract to a total contribution of $1.65 per hour.

    10.4    Covered Employees

    Covered Employees are all employees employed within the Union's Bargaining Unit who were actively employed by the Employer for any length of time during the wage month. The Employer is required to make a contribution on an employee whose employment is terminated during the wage month.

    10.5    Hours Worked

    The term "Hours Worked" means not only hours actually worked by Covered Employees but also hours not actually worked but for which Covered Employees were paid because of vacation, holidays, jury duty or bereavement leave.

    10.6    Payment of Contributions

    Contributions are due from the Employer on the fifteenth (15th) day of the benefit month, commencing with the benefit month of February 1999 and each and every month thereafter so long as this agreement is in force.

    10.7    Coverage-Newly Hired Employees Not Previously Covered

    Newly hired employees not previously covered by the Pension Trust are not considered Covered Employees until the first day of the first calendar month immediately after the commencement of employment. Such calendar month is the new employee's first benefit month. The immediately preceding calendar month is the employee's first wage month.

    10.8    Coverage-Newly Hired Employees Who Were Previously Covered

    Newly hired employees previously covered by the Pension Trust are considered Covered Employees as of the first day of the first calendar month immediately after the commencement of employment. This calendar month is the employee's first benefit month and the immediately preceding calendar month is the employee's first wage month.

    10.9    Contribution Reports and Data

    The Employer shall transmit to the Pension Trust with each contribution a contribution report on the form furnished by the Pension Trust on which the Employer shall report the names, status, hire and termination dates as applicable, as well as the total hours paid to each covered employee during the wage month. The Employer shall provide a copy of this report to the Union. The Employer further agrees to supply to the Pension Trust such further information as may from time to time be requested by it in connection with the benefits provided by said Pension Trust to said employees, and to permit audits of its books and records by the Pension Trust for the sole purpose of determining compliance with the terms and conditions of this agreement.

    10.10    Delinquent Employers

    In the event that an Employer fails to maintain affiliation in good standing with the Pension Trust, the Employer shall be in violation of this Article 10, in addition to all other applicable standards. Immediately upon termination of the Employer's affiliation with the Pension Trust, the Union and the employees may withhold all services from the delinquent Employer until such time as the default has been cured to the satisfaction of the Pension Trust and the Union.

ARTICLE 11

401K Plan

    The Company will establish a Section 401(k) plan for all its union employees. The Company will match contributions at 30% of the first $1,000 and 10% of the excess up to the maximum contribution level allowed under the plan.

ARTICLE 12

Notices

    12.1    The Company shall install a bulletin board for joint use of the Company and Unions.

    12.2    Before suspending operations the day before or the day after a scheduled holiday, at least three (3) working days' notice must be posted on the bulletin board.

    12.3    At least twenty-four (24) hours' notice of any other suspensions of operations must be posted on bulletin boards stating when plant will close as well as when work is to be resumed.

    12.4    An employee who gives his employer two (2) weeks' written notice before resignation will not be dismissed during the notice period without just cause which shall include the employee's failure to perform the work assigned or to report to work on time as that employee would normally do. An employee who gives notice of resignation shall remain subject to layoff during the notice period. The employer will provide the employee with a written form that the employee will be asked to sign to confirm notice.

    12.5    If an employer decides to meet and speak to an employee because the employer believes that any further infraction will lead to discharge, the employer shall inform the union and invite the union business agent to attend the meeting. If the business agent is unavailable, notice can be provided to a Union officer or shop steward.

ARTICLE 13

Layoff and Recall

    13.1    Layoff and recall shall be on the basis of seniority with the Company, with most senior employees enjoying preference to avoid layoffs and to be recalled. Unless it is demonstrated that a senior employee lacks proficiency to perform work in another category, the senior employee shall have the right to move to another category to avoid layoff. A layoff shall not interrupt the accrual of industry service. Employees shall have recall rights for twelve (12) months from the date of layoff.

    13.2    The Company shall provide the Union with a seniority roster semi-annually, in April and October. There shall be a single seniority roster for all GCA employees of the Company.

ARTICLE 14

Union Security

    14.1    Employees covered by this Agreement shall, as a condition of employment, be or become members of the Union on the thirty-first calendar day following their date of employment or the effective date of this Agreement, whichever is later. As a condition of continued employment, employees must remain members of the Union in good standing with respect to payment of initiation fees (if not already a member) and periodic dues uniformly required as a condition of acquiring or retaining membership.

    14.2    Operators of all granite, marble or other stone working machinery shall be members of the Union such as: computerized stencil cutting machines, sandblast, surface cutters, carbos, planers, lathes, die sinkers, polishing wheels, saws, paper rolls, sharpening machines, surface plates, guillotines, sandblast stencil cutting machines, carvers, etchers, auto etchers and wire sawing on granite when detached from the quarry. Operation of machinery includes on-the-premises creation of the job file that guides or controls a machine in the sawing, cutting, polishing or other manufacture of granite. The operation of machinery that performs functions substantially similar to the functions performed by the machinery listed in this Article shall be by members of the Union.

    Except as specified otherwise in this Article, all work that is assigned to the jurisdiction of the various trades and specialties within the union by the terms of this agreement shall only be performed by Union members. The Union agrees that jurisdictional restrictions will not apply to: 1) incidental operation of machines for expediency; 2) coverage due to an absence caused by sickness or vacation, or 3) coverage when a machine operator is busy with other job responsibilities. To ensure 40 hours of pay, the worker may be assigned to duties outside of their traditional jurisdictional duties for a period not to exceed 16 hours per week for items 1, 2 and 3 above. In each facility, there may be no more than one owner operating machinery that is assigned to Union members under the terms of this agreement; any other owner may operate machinery only if they are Union members. Only foremen and management shall have the authority to discipline, hire or fire union employees. Foremen shall not perform union work, but shall limit their responsibilities to supervision and instruction.

    The Company agrees to maintain an average union staffing level of approximately 70% GCA.

    14.3    GROUP LEADER‑LEADMAN. A group leader or leadman is a bargaining unit employee who has responsibilities under a foreman in a specific work area or section. He or she is in charge of that area in the absence of a foreman. Following instructions of the foreman, he or she directs employees in routine work including priority and movement of work in process. He or she has the responsibility to inspect and reject units if they do not meet quality standards. He or she can instruct employees and answer routine questions about work. He or she does not have the power to hire, fire or adjust wages for personnel, or effectively recommend the same.

ARTICLE 15

Check‑Off

    15.1    It is agreed that Union initiation fees, membership dues, and assessments uniformly imposed on all members, in accordance with the Constitution and By-Laws of the Union, shall be deducted monthly from the pay of each employee who executes or has executed the following "authorization for check off" form:

    "I, the undersigned, an employee of Rock of Ages Corporation, hereby authorize and direct the Company to deduct from my wages as checked below:

   ( ) Initiation fees
   ( ) Monthly union dues
   ( )  Assessments uniformly imposed on all members as designated by the Union, and pay same to the Granite Cutters' Association.

    "I understand that this authorization is irrevocable for a period of one year or until the expiration of the Agreement between the Union and the Company, whichever occurs sooner, and shall be automatically renewed for successive periods of one (1) year each or for the period of each succeeding applicable collective agreement between the Company and the Union, whichever shall be shorter, unless I notify the Company and the Union in writing by registered mail, return receipt requested of my desire to cancel and revoke this assignment, within ten (10) calendar days prior to the expiration of each period of one year, or of the expiration of each applicable collective agreement between the Company and the Union, whichever occurs sooner."

    15.2    Deductions shall be remitted by the end of each month to an officer designated by the local union along with a list of the employees from whom deductions are made.

ARTICLE 16

Dispute Settlement

    16.1    Any difference which may arise as to the meaning of this Agreement or any memorandum agreement between the parties as to compliance with the terms of such agreements shall be resolved as follows:

        Step 1: Between the foreman and employee involved and/or Union Steward and/or other Union representative. Grievances must be submitted within ten (10) workdays of the time the subject of the grievance becomes or should have become known to the aggrieved employee or Union.

        Step 2: Between the Union Steward and/or other Union representatives and the Plant Manager. If the matter is not settled within five (5) workdays of initiating this step, it may be referred to Step 3.

        Step 3: Between the Union Business Representative and/or Union Steward and the Division Vice President and/or the Plant Manager. If the matter is not settled at this step, then a formal written grievance will be submitted within five (5) working days.

        Step 4: Between the Granite Cutters' Association Staff Representative, Local Union Business Agent, the President of the Company, the Division Vice President and/or the Plant Manager.

        Step 5: Submit the grievance to arbitration and pursuant to existing voluntary labor arbitration rules of the American Arbitration Association within thirty (30) days following the Step 4 answer. The Arbitrator shall have no authority to alter in any way the terms and conditions of this Agreement and shall confine his decision to a determination of the facts and an interpretation and application of this Agreement. The decision of the Arbitrator shall be final and binding on all parties. The fees and expenses associated with arbitration of the grievance shall be borne equally by the parties to the grievance or dispute.

    In the event a difference is not appealed to the next succeeding step of the above procedure within the time limit specified, the right of appeal shall be lost.

    The aggrieved employee may attend any steps of the grievance procedures. Time limits may be extended by mutual agreement.

    16.2    Grievances may be initiated by the Company. The grievance shall be discussed between the Company representative and the Steward, Local Union President and/or Union Business Agent or other Union representative. In the event such difference is not settled through such discussion, the dispute will be further processed in accordance with the provisions of Section 16.1, Steps 3, 4 and 5.

    16.3    Grievances processed in accordance with the provisions of this Article must be in writing and signed by the grieving party for submission to Step 4 and succeeding Steps. It is mutually understood that the words "Foreman" or "Plant Manager" may be replaced by the word "Company" where appropriate. Time limits may be extended by mutual agreement.

    16.4    The Union agrees that during the term of this Agreement neither the Union nor its members shall encourage or engage in any strikes, stoppages, slowdowns or other interruption of work, and the Company agrees that there shall be no lockouts.

ARTICLE 17

Plant Access

    It is agreed that a Business Agent and/or Union official shall be permitted to enter any plant during working hours or during hours when such agent or official has reason to believe employees are working, for the purpose of administering the provisions of this Agreement. A committee wishing to enter the plant during working hours must first get permission at the office.

ARTICLE 18

Nondiscrimination

    The parties shall comply with all applicable laws governing equal employment opportunities for employees covered by this agreement. This shall include laws prohibiting discrimination against employees on account of race, color, gender, religion, national origin, age, sexual preference, protected handicap or union activities.

ARTICLE 19

Governmental Regulations

    The Company will comply with all applicable laws, including workers' compensation and unemployment compensation laws, enacted for the betterment of wages and working conditions in the granite trade. All employees must utilize safety equipment required by applicable law.

ARTICLE 20

Substandard Operations

    It is acknowledged by the parties that production of granite products under conditions less favorable than those contained in this Agreement represents a threat to the prosperity of the industry and the health and living standards of the employees working herein. If a full-time employee works for another person or firm in the industry which competes with his employer, it shall constitute just cause for disciplinary action, leading to discharge for subsequent or continuing offenses. Work performed on the premises of the Company on projects in which the Company has some interest shall not be considered moonlighting, and shall not subject the employee to discipline or discharge. The parties acknowledge that such moonlighting by full-time employees is generally harmful to the industry and to the employees. It should be discouraged. An employer found to have engaged or employed a moonlighter shall be required to pay time and one half for all hours worked by the moonlighter; shall be required to make all fund payments for such hours worked to the Barre Belt Pension Fund to the extent permitted by such funds; and shall be subject to other sanctions as a grievance committee or arbitrator deems just.

ARTICLE 21

Labor Management Team

    It is mutually agreed to form a Labor Management Team (LMT) composed equally of Union representatives and management representatives in such total number as may be agreed from time to time by the Union and Company. The LMT may meet on mutually agreeable occasions to discuss and resolve issues of safety, health, betterment, interdivisional job opportunities, productivity and other items as may be appropriate.

    The LMT is intended to increase joint cooperation and develop an active employee involvement process. These efforts shall not interfere with any provisions of this agreement nor circumvent the grievance procedure, nor interfere with management's rights, but it is a goal of the LMT to avoid circumstances or practices which could give rise to a claim by either party that the provisions of this agreement were not adhered to and to create an atmosphere of cooperation so as to minimize events leading to grievances.

    The LMT may have various divisions or advisory groups as mutually agreed and may meet jointly with LMTs formed in other divisions and with other unions of the Company.

    The objectives of the LMT will also focus on increasing customer service and satisfaction, more effective methods of operation, enhancing employee morale and creating and assuring full and open communication among employees and the Company. The LMT will analyze and solve identified problems and participate and support in the implementation of agreed solutions. The LMT will also investigate and recommend actions to the Company and Union to increase employee involvement and responsibility in the areas of production, production teams, and quality control.

ARTICLE 22

Safety Measures

    22.1    Suction Devices

    The Company shall maintain its plants with suction equipment as described below:

            (a)    All bankers using pneumatic tools and surface machines shall be equipped with suction devices.

            (b)    Every employee cutting granite shall be provided with an adequate suction device. No granite shall be cut unless this requirement has been met.

            (c)    All emery wheels, in the blacksmith's shop and plant, shall have suitable safety and suction devices. All rounding of edges and other operations, with a pneumatic or electric machine, shall only be done with the added use of a suction device.

            (d)    All sandblast rooms shall be equipped with suitable suction devices so that they shall be in a dustless condition, both inside and outside.

            (e)    All suction equipment shall be of the vacuum type complete with adequate dust arrestors, which will filter the air before discharge into the atmosphere.

            (f)    All surface cutting machines in the cutting section of the plant shall be equipped with proper suction devices and shall immediately cease operations when a breakdown in the air suction or other devices occurs or when such air suction or other attachments become defective. Workers must, at all times, be amply protected from chips, grit or water from any machine. Proper screens, butty-boards or any other suitable method must be furnished and used. Bumpers must not be used.

            (g)    The Engineer for the Department of Labor and Industry for the State of Vermont shall confer with the Company and the Business Agent concerning the proper function of all suction equipment in granite plants.

    22.2    Safety Glasses

    The Company shall provide safety glasses for its employees, upon the request of such employees. If an employee needs prescription safety glasses, he or she shall pay for his own eye examination and shall furnish the prescription to the Company. The Company shall then provide such prescription glasses at no additional cost to the employee. Broken safety glasses shall be replaced by the Company on a reasonable basis.

    22.3    Plant Heat

    Cutting plants and air for pneumatic machines is to be heated to at least sixty (60) degrees. Hot water must also be provided. If the Union initiates a grievance for the Company's failure to heat the plant to 60 degrees, the arbitrator is authorized to impose a penalty of two (2) hours' pay for time lost due to lack of heat. The arbitrator shall be authorized to impose a penalty of up to four (4) hours' pay in situations where the Company has been found to have repeatedly failed to heat the plant as required under this Section and if the arbitrator finds that the circumstances of such violations warrant an additional penalty.

    22.4    Miscellaneous

            (a)    No employee shall be permitted to operate automatic and manual sandblast at the same time, except under conditions mutually agreeable to the union and the Company.

            (b)    In turning down grindstones, water in sufficient quantities or other suitable devices must be used at all times to keep down the dust.

            (c)    Toilets connected with running water must be furnished in every plant and must be always kept in sanitary conditions, thoroughly boxed in and ventilated so as to eliminate all odors in conformity with health laws.

            (d)    Drinking water with sanitary bubblers must be furnished in every plant.

            (e)    A device to give ample warning when stones are being carried through the plant will be used with the operation of each traveling crane.

            (f)    The Company shall, at its expense, replace chalk and chalk lines, pencils and sandblast knives, tapes, rulers, handles, aprons, rubbers and similar equipment on a reasonable basis. The Company shall make safety footwear (steel toe) available to requesting employees from the Company supply room. For each requesting employee, the Company will contribute once a year to defray the costs of safety footwear (i.e., steel toe). The Company shall pay the full cost of the safety footwear, up to a maximum of eighty ($80.00) dollars, paid once per year without proof of purchase; employee must still wear safety footwear on the job.

    22.5    Consultation and Enforcement

    The Company will confer with the Union regarding safety and other rules and regulations affecting the health, safety and comfort of the employees. The parties agree to cooperate with each other in enforcing safety rules and practices in an effort to reduce hazards and insure safe working conditions. To assure safety, if an employee is not adequately trained or qualified to operate a piece of equipment, the employee will not be required to operate the equipment.

ARTICLE 23

New Machinery

    23.1    The Company and the Union agree that, for the best interest of the employees, the Company and the community as a whole, they favor and will encourage the progress and growth of the Granite Industry in Vermont. The Company has the right to introduce new machinery into the plant, and the assignment of an operator to new machinery will be made on a reasonable basis with appropriate consideration for safety, workload, existing practices, and operational requirements including production efficiency and flexibility.

    The Company agrees that, in the operation of granite working machinery, the present jurisdiction of the union will be preserved. The Company further agrees that employees covered by the agreement shall be given reasonable opportunity to become proficient with new granite working machinery. It is understood that the employees of a manufacturer displaced because of the introduction of new machinery into the plant shall be given such first opportunity.

ARTICLE 24

Apprentice Training Program

    24.1    The Program

    The Apprentice Training Program for Granite Cutters, Polishers, Tool Sharpeners and Draftspersons, as developed and approved by the Barre District Granite Manufacturers and the Unions, shall govern the training of apprentices.  No provision in the Apprentice Training Program of the Granite Cutters, Polishers, Tool Sharpeners and Draftspersons shall operate in violation of any provisions of this agreement.

    24.2     Records

            (a)    The Company shall keep a record of all apprentices in their employ. Records shall show full name, date of employment; trade; social security number; age; and date of leaving. Records shall be open to inspection by the Business Agent of the Union.

            (b)    Within thirty (30) calendar days of employment, the Company agrees to supply the Business Agent with names of each apprentice employed, the date of employment, the trade, the apprentice's social security number and age. The Company also must state if the apprentice comes within the quota as per this Agreement.

    24.3    Job Training Partnership Act

    The Union agrees to give the necessary approval and to join with the Company in any future applications for funds under the Job Training Partnership Act, subject to the understanding that the Union may withhold such approval in the event of a substantial change in the present employment situation in the industry.

    24.4    Apprentices shall not replace a journeyman and unemployed journeymen who apply for an apprenticeship position shall be given first consideration for employment.

ARTICLE 25

Leaves of Absence

    25.1    Unpaid leaves of absence may be taken only with prior written approval of the Company, and copies of same shall be given to the Union. Applicable federal and state statutes governing family and medical leave shall apply to any leaves which were within their purview.

    25.2    Any employee newly hired to perform the work of an employee on leave of absence will be notified by the Company that continued employment is temporary.

    25.3    Any person holding office in the Union as a full-time Business Agent shall accrue seniority in his or her former position while holding such office for a period of three years. Any such Union officer can accrue additional seniority, up to a maximum of six years, that is equal to the officer's length of service with the Company. If the Union officer does not return to employment with the Company during the period that he or she or she is accruing seniority under this paragraph, then the officer shall forfeit that seniority.

    Upon completion of his or her Union service, a Union officer may exercise any accrued seniority rights to return to employment within his or her former trade. Any Union officer who wishes to return to service with the Company after the expiration of his or her seniority rights shall have first preference for the first available opening in the Company within the officer's trade for which the officer is qualified.

    Any Union employee who is assigned to a management position shall accrue seniority in his or her former position for a period of three years. If such person does not return to his or her position as a Union employee within three years, such seniority shall be forfeited. During the three year period provided by this paragraph, such person may exercise any accrued seniority rights to return to a Union position within his or her former trade.

ARTICLE 26

Probationary Period

    26.1    There shall be a probationary period of thirty (30) calendar days for journeymen and sixty (60) calendar days for apprentices with a right to extend such probationary periods by mutual agreement. The probationary period for a journeyman who is a new hire, and is changing trades to a new trade, shall be sixty days. A discharge during the probationary period shall not be subject to the grievance or arbitration provisions of this agreement. Upon completion of the probationary period, the employee's seniority date shall be retroactive to his most recent date of hire.

ARTICLE 27

New Employees

    27.1    In the event of a permanent vacancy which the Company intends to fill with a journeyman, the Company will call or otherwise notify the Union in advance and will consider the names of any journeymen submitted by the Union. In the event of any permanent vacancy within the Company, the Company will make a reasonable effort under the circumstances, subject to the Company's need to fill the position promptly, to post the vacancy within the Company. Nothing herein will require the employer to interview or hire any applicant.

ARTICLE 28

Subcontracting

    The Company will subcontract bargaining unit work only if its plant lacks the physical capacity or human resources to accommodate the work and not to avoid the terms of this contract; provided, however, that the Company may subcontract work to other entities that employ GCA members to perform the work that is subcontracted. The Company will notify the Union in advance of an intent to subcontract bargaining unit work which will result in (or prolong) either layoffs or a reduction in the work week below forty hours; and, upon request, will bargain with the Union about the decision and its impact upon the employees.

ARTICLE 29

Accidents

    A workman must report any accident or defect in any stone immediately on discovering it; otherwise he or she shall be subject to appropriate disciplinary action. Sufficient room at all times must be given to granite cutters and other workers. If an employee is injured on the job and formal notice (i.e., the employer's first report of injury) is provided to the State of Vermont, a copy of the written notice will be provided to the union business agent.

GRANITE CUTTERS' PROVISIONS

ARTICLE 1

Jurisdiction

    It is mutually agreed that the Union shall have jurisdiction over the following job functions involved in the Company's plant operations: drilling (including paper rolls and saw blocks at the plants), cutting, lettering, finishing, surface plate finishing, carbo sawing, sandblasting, carving, etching, planing, lathe operating, channeling for crosses or any similar work building or monumental, polishing (whether by hand or machine), sawing (of rough blocks into slabs, dies, etc.), bedsetting, plastering, pinning up, steeling and grinding of granite; tool sharpening (by hand or machine) of all hand tools used in the plants; and drafting including layouts, tracings, patterns and making shop cards requiring drafting. All employees will be classified by the above job functions for purposes of the provisions on layoff in Article 12. The Union and Company agree that employees covered by this agreement may be assigned to any other job functions within the jurisdiction of the Union or as allowed by Paragraph 14.2 as may be necessary to assure available work is completed in a timely and efficient manner.

ARTICLE 2

Apprentice-Journeyman

    Apprentices must work a period of two years to achieve the status of journeymen.

ARTICLE 3

Apprentice Quotas

    The apprentice quota for all positions except draftspersons, lathe operators and sawyers shall be: 1 for 2, 2 for 5, 3 for 8, 4 for 11, 5 for 14, 6 for 17. One apprentice lathe operator is allowed for each two lathes operated. One apprentice sawyer shall be allowed to every two sawyers. One apprentice draftsperson for one journeyman draftsperson and two apprentice draftspersons for three journeyman draftspersons shall be allowed, but owners, partners and office managers shall not be considered journeymen.

ARTICLE 4

    4.1    All employees covered by this contract shall not disclose any confidential information obtained from contracts worked in any office. All custom drafting done outside of a regular eight (8) hour day shall be charged at the rate of time and one‑half plus ten percent (10%) extra for materials used. All custom work to be governed by the Business Agent.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement effective April 29, 2006.

FOR GRANITE CUTTERS' ASSOCIATION

Matthew Peake, Business Agent

Sandy Conti, Committeeman

Randy Copping, Committeeman

Harold Wood, Committeeman

ROCK OF AGES CORPORATION

Robert Pope, Chief Negotiator

Donald Labonte, President, Manufacturing Division

John Rose, Operations Manager, Manufacturing Division

Paul Hutchins, Vice President of Administration

MANUFACTURING DIVISION
CALENDAR OF HOLIDAY OBSERVANCES
DURING 2006 - 2009 CONTRACT

2006
Memorial Day	May 29	Monday
Independence Day	July 4	Tuesday
Labor Day	September 4	Monday
Employee Appreciation Day	September 5	Tuesday
Veterans Day	November 13	Monday
Thanksgiving Day	November 23	Thursday
Day After Thanksgiving	November 24	Friday
Christmas Day	December 25	Monday

2007
New Years Day	January 1	Monday
Day Before Town Meeting	March 5	Monday
Town Meeting Day	March 6	Tuesday
Memorial Day	May 28	Monday
Independence Day	July 4	Wednesday
Labor Day	September 3	Monday
Employee Appreciation Day	September 4	Tuesday
Veterans Day	November 12	Monday
Thanksgiving Day	November 22	Thursday
Day after Thanksgiving	November 23	Friday
Christmas Day	December 25	Tuesday

2008
New Years Day	January 1	Tuesday
Day Before Town Meeting	March 3	Monday
Town Meeting Day	March 4	Tuesday
Memorial Day	May 26	Monday
Independence Day	July 4	Friday
Labor Day	September 1	Monday
Employee Appreciation Day	September 2	Tuesday
Veterans Day	November 17	Monday
Thanksgiving Day	November 27	Thursday
Day After Thanksgiving	November 28	Friday
Christmas Day	December 25	Thursday

2009
New Years Day	January 1	Thursday
Day Before Town Meeting	March 2	Monday
Town Meeting Day	March 3	Tuesday

EXHIBIT 10.24

Granite Cutters' Association
107 N. Main Street
Barre, Vermont 05641

April 29, 2006

Donald Labonte, President
Rock of Ages Corp., Manufacturing Division
PO Box 482
Barre, Vt. 05641-0482

SIDE LETTER AGREEMENT

Gentlemen:

    The terms and conditions of the collective bargaining agreement between the Granite Cutters' Association and the Rock of Ages Corporation are hereby modified by this side letter agreement, dated as of April 29, 2006

Seniority

    Article 13.2 provides that there shall be a single seniority roster for all GCA employees of this Company. To implement this provision, we have agreed that the existing seniority lists for all four entities involved in a merger with the Company (i.e., Anderson-Friberg, Lawson Granite, Rock of Ages and Associated Saw Plant) as of January 1, 1996, shall be merged into a single seniority list. The date of hire with each of the four entities involved in this transaction shall be used to measure seniority on the merged seniority list. If an employee has continuous service with two or more of the entities involved in that merger, all of that continuous service shall be counted in calculating seniority.

    Article 13.1 provides that layoff and recall shall be on the basis of seniority, subject to ability. We agree that if there is a short-term layoff (meaning no more than two consecutive weeks or a total of four weeks in a single calendar year) in any of the Rock of Ages plants, that the seniority roster within the affected plant shall be used to implement the layoff. For such short-term layoffs, affected employees will not have the right to bump employees in another plant. If the layoff is of any greater duration, then the Company-wide seniority list, which shall be merged as provided in this Letter, shall control the layoffs.

    Article 7.4(d) grants employees additional vacation based upon length of service with the Company. We agree that continuous service with any of the four entities involved in the merger shall be included in calculating eligibility for this benefit. Thus, for example, an employee with 25 years of service with Lawson Granite shall be entitled to the four weeks of vacation. If an employee has 10 years of continuous service with Lawson Granite, immediately followed by 15 years of continuous service with Rock of Ages or Anderson-Friberg, that employee would also qualify for this additional vacation.

Side-Letter Agreement
GCA-Rock of Ages
April 29, 2006

    Article 5.2 addresses overtime. The company shall offer overtime on the basis of seniority within the category of work in each plant, subject to ability and experience on the particular job, as provided in Article 5.2. Employees cannot use seniority to claim a right to overtime offered in another plant.

Work Rules

    The Union will not seek to assert Section 22.4(a) of the collective bargaining agreement and/or the Memorandum dated August 22, 1979, with respect to operations covered by such documents unless the Union believes in good faith that such operations would be unsafe or would constitute an unreasonable workload on any employee. In any such situation, the Union will provide the Company with a written statement setting forth its specific objections regarding safety and workload issues. If the Company and the Union are unable to resolve the issue, either party may submit it directly to arbitration under the arbitration provisions of the collective bargaining agreement.

Sympathy Strikes-Picket Lines

    The union agrees that it will not call or condone a strike against employer's signatory to this agreement in sympathy with a GCA union strike at the signators to a multi-employer agreement with the Barre Granite Association ("downtown employers") or Swenson Granite, Hillside Granite, or International Stone Products ("other companies").

    Nothing contained in this agreement shall prevent members of the GCA from honoring a primary picket line, and they shall suffer no disability as a result of so doing. However, the GCA shall not permit its members to establish a picket line at Rock of Ages as a result of a strike against downtown employers or other companies. Nothing contained in this agreement shall prevent members of the GCA from refusing to perform "struck work" (i.e., work that has been subcontracted to Rock of Ages from the downtown employers or other companies during any union strike against the downtown employers or other companies, or work that has been transferred to Rock of Ages in Barre from affiliates who are the subject of any union strike), and they shall suffer no disability as a result of so doing.

    In the event that the union calls or condones a strike against Rock of Ages in sympathy with a Granite Cutters' Association union strike at the downtown employers or other companies, Rock of Ages may by-pass the grievance and arbitration provisions of this agreement, and seek an immediate injunction or other relief from the courts.

Side-Letter Agreement
GCA-Rock of Ages
April 29, 2006

Extension of Apprentice Period

    If the Company neglects to request an extension in the first sixty days of the apprentice period, there shall be an additional thirty day period in which the Company can request an extension of the apprentice period from the union. The Union shall not unreasonably withhold approval of a request for an extension.

Second Shift

    The Company may desire to implement a change in the shifts, work schedules, additional compensation, or related concerns on the second shift which would require changes in the Contract. During the term of this Contract, the parties agree to negotiate and bargain in good faith on this subject.

Worker Compensation

    The Company shall provide coverage for employees who are paid worker compensation benefits for the time period that is not covered by worker compensation. The Company may, in its sole discretion, withdraw this benefit if the Company determines that it is being abused.

Jib Cranes

    The GCA supports the use of jib cranes, car systems, and similar handling systems that do not fundamentally infringe upon the respective jurisdiction of the two unions. The GCA will work with management to reasonably accommodate the use of such devices by its members where appropriate.

    This side letter agreement shall be in effect for the balance of the collective bargaining agreement, which is scheduled to expire on April 24, 2009.

Dated at _____________, Vermont, this ____ day of __________________, 2006.

GRANITE CUTTERS ASSOCIATION

By:
Matthew Peak, Business Agent

Dated at ____________, Vermont, this ____ day of ___________________, 2006.

ROCK OF AGES CORPORATION

By:
Robert Pope Chief Negotiator

By:
Donald Labonte President, Manufacturing Division

EXHIBIT 10.33

THE CIT GROUP/BUSINESS CREDIT, INC.
11 West 42nd Street
New York, New York 10036

March 29, 2007

Rock of Ages Corporation
772 Graniteville Road
Barre, Vermont 05654
Attention: Chief Executive Officer

Re:    Thirteenth Amendment and Waiver

Gentlemen:

    We refer to the Financing Agreement, dated as of December 17, 1997 (as amended, the "Financing Agreement"), among Rock of Ages Corporation, Rock of Ages Kentucky Cemeteries, LLC, Carolina Quarries, Inc., Pennsylvania Granite Corp., Keith Monument Company LLC, Rock of Ages Memorials Inc. and Sioux Falls Monument Co. (collectively, the "Companies"), the lenders from time to time parties thereto (the "Lenders"), and The CIT Group/Business Credit, Inc., as agent for the Lenders (in such capacity, the "Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Financing Agreement.

Waiver

    You have notified us that the Operating Cash Flow Ratio of the Companies for the four (4) fiscal quarters ending on or about March 31, 2007 (the "Referenced Period") was .50 to 1.00. The failure of the Companies to maintain an Operating Cash Flow Ratio of not less than 1.00 to 1.00 for such period constitutes a violation of Subparagraph 14 of Section 7 of the Financing Agreement and an Event of Default under the Financing Agreement (the "Designated Default"). The Lenders hereby waive the Designated Default as an Event of Default. Nothing contained herein shall constitute a waiver by the Agent or any Lender of any other Default or Event of Default, whether or not the Agent or any Lender has any knowledge thereof, nor shall anything contained herein be deemed a waiver by the Agent or any Lender of any Default or Event of Default which may occur after the date hereof.

Amendment

    Effective as of the date hereof (i) the definition of the term "Early Termination Fee" shall be amended by replacing the phrase "a date prior to April 25, 2007" stated therein with "an Early Termination Date" and by deleting the phrase "if the Early Termination Date is before April 25, 2007" in its entirety; and (ii) the definition of the term "Early Termination Date" shall be amended by replacing the date "October 25, 2006" stated therein with "October 20, 2007."

    This letter shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflict of laws principles.

    Except to the extent expressly set forth herein, no other waiver or amendment of any of the terms, provisions or conditions of the Financing Agreement is intended or implied and nothing herein shall constitute a waiver of any existing or future Defaults or Events of Default (whether or not the Agent or any Lender has knowledge thereof).

    Please indicate your agreement with the foregoing by signing a copy of this letter and returning it to us. This letter shall become effective upon our receipt of a fully-executed copy hereof.

Very truly yours,

THE CIT GROUP/BUSINESS CREDIT, INC., as Agent and as a Lender

By:/s/Jeffrey Iervese
       Name: Jeffrey Iervese
       Title: Assistant Vice President

Agreed to by:

ROCK OF AGES CORPORATION
ROCK OF AGES KENTUCKY CEMETERIES, LLC
CAROLINA QUARRIES, INC.
PENNSYLVANIA GRANITE CORP.
KEITH MONUMENT COMPANY LLC
ROCK OF AGES MEMORIALS INC.
SIOUX FALLS MONUMENT CO.

By:/s/ Kurt M. Swenson
Name: Kurt M. Swenson
Title: President & Chief Operating Officer

CHITTENDEN TRUST COMPANY, as a Lender

By: /s/ Mark T. Wahl
Name: Mark T. Wahl
Title: Vice President

EXHIBIT 10.35

AMENDMENT NO. 1 TO SUPPLY AGREEMENT

    This Amendment No. 1 to Supply Agreement is made as of the 1st day of January 2004, by and among ROCK OF AGES CORPORATION, a Delaware corporation with its principal office located at 772 Graniteville Road, Graniteville, Vermont 05654 ("ROCK"); and ADAMS GRANITE CO., INC., a Vermont corporation ("Adams").

RECITALS:

    WHEREAS, ROCK and Adams entered into a Supply Agreement dated January 11, 2002 ("Supply Agreement"); and

    WHEREAS, ROCK and Adams desire to amend the Supply Agreement in accordance with the terms set forth below.

    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the parties agree as follows:

    1.    Section 3 of the Supply Agreement shall be amended by deleting the current section 3 in its entirety and replacing it with the following new section 3:

3.    Minimum Ordering Obligations.  During the Term ROCK shall place orders for at least Two Million Tow Hundred Fifty Thousand Dollars ($2,250,000.00) (the "Minimum Order") of Monuments from Adams in each year of the Term, commencing January 1, 2004. Notwithstanding the foregoing, the Minimum Order may vary up or down by up to 10% during each year of the remaining Term. The Minimum Order for each year shall be measured separately, and any such variance in one year shall not be added to or subtracted from the Minimum Order obligation in any subsequent year during the Term.

    2.    Section 4 of the Supply Agreement shall be amended by deleting the current section 4 in its entirety and replacing it with the following new section 4:

4.    Failure to Meet Minimum Order; Remedy.  Adams shall provide ROCK with a report of the orders placed by ROCK under this Agreement within Thirty (30) days prior to the end of each year of the Term. ROCK shall verify Adam's report with its own numbers and communicate any discrepancies to Adams. If the orders for a given year are less than the adjusted Minimum Order, then ROCK shall, at its sole option: (i) place orders for Monuments in the amount of the deficiency; or (ii) pay to Adams the gross margin that Adams would have realized had such orders been placed and filled. For the purposes of this Section 3, the gross margin shall be Adams' average gross margin on sales of Monuments to ROCK over the prior 2 year period, calculated in accordance with generally accepted accounting principles, consistently applied. Adams shall keep adequate books and records sufficient to allow ROCK to calculate the average gross margin, and shall allow ROCK access to such books and records in accordance with Section 8 hereof.

    The placement of orders and/or the payment of Adams' estimated gross margin, as provided in section 4(i) or (ii) above, shall be Adam's sole and exclusive remedy for ROCK's failure to meet the Minimum Order. In no event shall ROCK be liable to Adams for any claims or demands in equity for specific performance or claims or demands at law for any further amounts or damages of any kind, whether direct or indirect, including, but not limited to, loss of revenue or profits or any special, incidental or consequential damages, even if ROCK has been advised of the possibility of such damages

    3.    Except as amended by this Amendment No. 1, ROC and Adams hereby agree and acknowledge that the remainder of the Supply Agreement shall be unchanged and shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Supply Agreement all as of the date first above written.

WITNESS	ROCK OF AGES CORPORATION

Linda M. Racette	By: /s/Michael Tule Michael Tule, Vice President/General Counsel

ADAMS GRANITE COMPANY, INC.

Denise M. Meyer	By: /s/Kerry F. Zorzi Kerry F. Zorzi, President

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EXHIBIT 10.36

AMENDMENT NO. 2 TO SUPPLY AGREEMENT

(Adams Granite Co., Inc.)

     This Amendment No. 2 to Supply Agreement is made as of the 16th day of January 2007, by and among ROCK OF AGES CORPORATION, a Delaware corporation with its principal office located at 772 Graniteville Road, Graniteville, Vermont 05654 ("ROCK"); and ADAMS GRANITE CO., INC., a Vermont corporation ("Adams").

RECITALS:

    WHEREAS, ROCK and Adams entered into a Supply Agreement dated January 11, 2002, as amended on January 1, 2004 ("Supply Agreement");

    WHEREAS, ROCK and Adams acknowledge that ROCK placed orders in 2006 totaling $1,800,000, which was $225,000 less than the required Minimum Order for 2006; and

    WHEREAS, Adams has agreed to waive ROCK's failure to meet the Minimum Order for 2006, subject to the terms and conditions set forth below, and accordingly the parties desire to amend the Supply Agreement in accordance with the terms set forth below.

    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the parties agree as follows:

    1.    Adams hereby waives ROCK's failure to meet the Minimum Order required under Section 3 of the Supply Agreement for 2006 and further waives the remedy for failure to meet the Minimum Order set forth in Section 4 of the Supply Agreement. ROCK and Adams each agree that the shortfall from the Minimum Order for 2006, namely, $225,000, shall be added to the Minimum Order obligation for 2007, so that the Minimum Order obligation for 2007 shall be no less than $2,250,000. The Minimum Order as revised for 2007 shall apply only to 2007, and the Minimum Order as set forth in Amendment No. 1, Section 3 of the Supply Agreement shall apply for the final two years of the term of the Supply Agreement commencing January 1, 2008 and expiring January 10, 2009.

    2.    This Amendment No. 2 shall be effective as of January 1, 2007. Except as amended by this Amendment No.2, ROCK and Adams hereby agree and acknowledge that the remainder of the Supply Agreement shall be unchanged and shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this agreement all as of the date first above written.

WITNESS	ROCK OF AGES CORPORATION

Linda M. Racette	By: /s/Michael Tule Michael Tule, Vice President/General Counsel

ADAMS GRANITE COMPANY, INC.

Denise M. Meyer	By: /s/Kerry F. Zorzi Kerry F. Zorzi, President

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